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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202508

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(2)(3)

2.350% Notes due 2019	$2,850,000,000	99.902	2,847,207,000	329,991.29

2.900% Notes due 2021	$2,850,000,000	99.823	2,844,955,500	329,730.34

3.400% Notes due 2023	$1,500,000,000	99.529	1,492,935,000	173,031.17

3.750% Notes due 2026	$3,000,000,000	99.256	2,977,680,000	345,113.11

4.750% Notes due 2036	$1,650,000,000	99.360	1,639,440,000	190,011.10

4.900% Notes due 2046	$3,250,000,000	99.221	3,224,682,500	373,740.70

(1)
$2,850,000,000 aggregate principal amount of 2.350% Notes due 2019 will be issued. $2,850,000,000 aggregate principal amount of 2.900% Notes due 2021 will be issued. $1,500,000,000 aggregate principal amount of 3.400% Notes due 2023 will be issued. $3,000,000,000 aggregate principal amount of 3.750% Notes due 2026 will be issued. $1,650,000,000 aggregate principal amount of 4.750% Notes due 2036 will be issued. $3,250,000,000 aggregate principal amount of 4.900% Notes due 2046 will be issued.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(3)
Paid herewith.

Prospectus Supplement
(To Prospectus dated March 5, 2015)

$15,100,000,000

Abbott Laboratories

$2,850,000,000 2.350% Notes due 2019
$2,850,000,000 2.900% Notes due 2021
$1,500,000,000 3.400% Notes due 2023
$3,000,000,000 3.750% Notes due 2026
$1,650,000,000 4.750% Notes due 2036
$3,250,000,000 4.900% Notes due 2046

                        We are offering $2,850,000,000 aggregate principal amount of 2.350% Notes due 2019 (the "2019 Notes"), $2,850,000,000 aggregate principal amount of 2.900% Notes due 2021 (the "2021 Notes"), $1,500,000,000 aggregate principal amount of 3.400% Notes due 2023 (the "2023 Notes"), $3,000,000,000 aggregate principal amount of 3.750% Notes due 2026 (the "2026 Notes"), $1,650,000,000 aggregate principal amount of 4.750% Notes due 2036 (the "2036 Notes") and $3,250,000,000 aggregate principal amount of 4.900% Notes due 2046 (the "2046 Notes" and, together with the 2019 Notes, the 2021 Notes, the 2023 Notes, the 2026 Notes and the 2036 Notes, the "notes"). Interest on the 2019 Notes will be paid semi-annually in arrears on May 22 and November 22 in each year and on the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes semi-annually in arrears on May 30 and November 30 in each year, commencing on May 22, 2017 in the case of the 2019 Notes, and on May 30, 2017, in the case of the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes. The 2019 Notes will mature on November 22, 2019, the 2021 Notes will mature on November 30, 2021, the 2023 Notes will mature on November 30, 2023, the 2026 Notes will mature on November 30, 2026, the 2036 Notes will mature on November 30, 2036 and the 2046 Notes will mature on November 30, 2046. We may redeem some or all of the notes of each series at any time at our option, in whole or from time to time in part. The redemption prices are discussed under the heading "Description of Notes—Redemption of the Notes—Optional Redemption."

                        If (x) the consummation of the St. Jude Medical Acquisition (as defined herein) does not occur on or before December 31, 2017 or (y) Abbott (as defined below) notifies the trustee (as defined herein) that Abbott will not pursue the consummation of the St. Jude Medical Acquisition, Abbott will be required to redeem the 2019 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, in each case, then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined herein). The 2021 Notes are not subject to the Special Mandatory Redemption (as defined herein). See "Description of Notes—Redemption of the Notes—Special Mandatory Redemption."

                        The notes will be our unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding.

                        Investing in the notes involves risks. See "Risk Factors" beginning on page S-7 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses, to Us(1)
Per 2019 Note	99.902%	0.250%	99.652%
Total	$2,847,207,000	$7,125,000	$2,840,082,000
Per 2021 Note	99.823%	0.350%	99.473%
Total	$2,844,955,500	$9,975,000	$2,834,980,500
Per 2023 Note	99.529%	0.400%	99.129%
Total	$1,492,935,000	$6,000,000	$1,486,935,000
Per 2026 Note	99.256%	0.450%	98.806%
Total	$2,977,680,000	$13,500,000	$2,964,180,000
Per 2036 Note	99.360%	0.875%	98.485%
Total	$1,639,440,000	$14,437,500	$1,625,002,500
Per 2046 Note	99.221%	0.875%	98.346%
Total	$3,224,682,500	$28,437,500	$3,196,245,000

(1)
Plus accrued interest from November 22, 2016, if settlement occurs after that date.

                        NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        The notes will not be listed on any national securities exchange. Currently, there are no public markets for the notes.

                        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about November 22, 2016.

Joint Book-Running Managers
BofA Merrill Lynch (All notes)	Barclays (All notes)	Morgan Stanley (All notes)

BNP PARIBAS (2046 Notes)	Citigroup (2021 Notes)	Deutsche Bank Securities (2023 Notes, 2026 Notes)	MUFG (2036 Notes)	SOCIETE GENERALE (2019 Notes)

Senior Co-Managers
BNP PARIBAS (2019 Notes, 2021 Notes, 2023 Notes, 2026 Notes, 2036 Notes)	Citigroup (2019 Notes, 2023 Notes, 2026 Notes, 2036 Notes, 2046 Notes)	Deutsche Bank Securities (2019 Notes, 2021 Notes, 2036 Notes, 2046 Notes)

MUFG (2019 Notes, 2021 Notes, 2023 Notes, 2026 Notes, 2046 Notes)	SOCIETE GENERALE (2021 Notes, 2023 Notes, 2026 Notes, 2036 Notes, 2046 Notes)

Co-Managers
HSBC (All Notes)	Standard Chartered Bank (All Notes)	Santander (All Notes)	Goldman, Sachs & Co. (All Notes)	The Williams Capital Group, L.P. (All Notes)
BBVA (All Notes)	ING (All Notes)	Mizuho Securities (All Notes)	RBC Capital Markets (All Notes)	US Bancorp (All Notes)

The date of this prospectus supplement is November 17, 2016.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described in the section entitled "Where You Can Find More Information" in this prospectus supplement.

              We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

              Unless otherwise specified herein, references to "Abbott," "we," "us," and "our" in this prospectus supplement and the accompanying prospectus are to Abbott Laboratories, or Abbott Laboratories and its consolidated subsidiaries, as the context requires.

SUMMARY

              This summary highlights selected information from this prospectus supplement, the accompanying prospectus or the documents incorporated by reference and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read "Risk Factors" beginning on page S-7 of this prospectus supplement for more information about important risks that you should consider before buying the notes to be issued in connection with this offering.

General (Page S-5)

              Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products. Abbott's products are generally sold directly to retailers, wholesalers, hospitals, health care facilities, laboratories, physicians' offices and government agencies throughout the world. See the section entitled "Abbott Laboratories."

Recent Developments (Page S-5)

              On September 16, 2016, Abbott announced that it had entered into an agreement to sell Abbott Medical Optics, its vision care business, to Johnson & Johnson for $4.325 billion in cash. The transaction is expected to close in the first quarter of 2017 and is subject to customary closing conditions, including regulatory approvals.

Ratio of Earnings to Fixed Charges (Page S-31)

              The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,
Nine Months Ended Sept. 30, 2016
	2015	2014	2013	2012	2011
2.5	13.1	11.1	9.2	0.5	2.5

The Offering (Page S-33)

              For a more complete description of the terms of the notes, see the section entitled "Description of Notes."

Issuer:	Abbott Laboratories
Securities Offered:	$2,850,000,000 aggregate principal amount of 2.350% Notes due 2019 (the "2019 Notes")
$2,850,000,000 aggregate principal amount of 2.900% Notes due 2021 (the "2021 Notes")
$1,500,000,000 aggregate principal amount of 3.400% Notes due 2023 (the "2023 Notes")
$3,000,000,000 aggregate principal amount of 3.750% Notes due 2026 (the "2026 Notes")
$1,650,000,000 aggregate principal amount of 4.750% Notes due 2036 (the "2036 Notes")

$3,250,000,000 aggregate principal amount of 4.900% Notes due 2046 (the "2046 Notes")
2019 Notes:
Interest Rate	2.350% per year, accruing from November 22, 2016
Interest Payment Dates	Semi-annually in arrears on May 22 and November 22 of each year, beginning May 22, 2017
2021 Notes:
Interest Rate	2.900% per year, accruing from November 22, 2016
Interest Payment Dates	Semi-annually in arrears on May 30 and November 30 of each year, beginning May 30, 2017
2023 Notes:
Interest Rate	3.400% per year, accruing from November 22, 2016
Interest Payment Dates	Semi-annually in arrears on May 30 and November 30 of each year, beginning May 30, 2017
2026 Notes:
Interest Rate	3.750% per year, accruing from November 22, 2016
Interest Payment Dates	Semi-annually in arrears on May 30 and November 30 of each year, beginning May 30, 2017
2036 Notes:
Interest Rate	4.750% per year, accruing from November 22, 2016
Interest Payment Dates	Semi-annually in arrears on May 30 and November 30 of each year, beginning May 30, 2017
2046 Notes:
Interest Rate	4.900% per year, accruing from November 22, 2016
Interest Payment Dates	Semi-annually in arrears on May 30 and November 30 of each year, beginning May 30, 2017
Ranking:

The notes will be Abbott's unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of Abbott's other unsecured and unsubordinated debt obligations from time to time outstanding.

Use of Proceeds:

Abbott expects to use the net proceeds from the offering of the notes, together with cash on hand, to fund the cash consideration payable by Abbott for the St. Jude Medical Acquisition and to pay related expenses and for general corporate purposes, which may include, without limitation, the repayment of indebtedness or the funding of other acquisitions.

Optional Redemption:	Abbott may redeem some or all of the notes of each series, at any time at its option in whole or from time to time in part, at a redemption price equal to the sum of:
• the greater of:

1. 100% of the principal amount of the notes being redeemed, or

2.     the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield (as defined below in "Description of Notes—Redemption of the Notes—Optional Redemption") plus 20 basis points, in the case of the 2019 Notes, 20 basis points, in the case of the 2021 Notes, 25 basis points, in the case of the 2023 Notes, 25 basis points, in the case of the 2026 Notes, 30 basis points, in the case of the 2036 Notes, and 30 basis points, in the case of the 2046 Notes.

• plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed.

Notwithstanding the foregoing, if the 2021 Notes are redeemed on or after October 30, 2021 (one month prior to maturity date of the 2021 Notes), the 2023 Notes are redeemed on or after September 30, 2023 (two months prior to maturity date of the 2023 Notes), the 2026 Notes are redeemed on or after August 30, 2026 (three months prior to maturity date of the 2026 Notes), the 2036 Notes are redeemed on or after May 30, 2036 (six months prior to maturity date of the 2036 Notes) or the 2046 Notes are redeemed on or after May 30, 2046 (six months prior to maturity date of the 2046 Notes), the redemption price will be 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed. See the section entitled "Description of Notes—Redemption of the Notes—Optional Redemption."

Special Mandatory Redemption:

If (x) the consummation of the St. Jude Medical Acquisition does not occur on or before December 31, 2017 or (y) Abbott notifies the trustee that Abbott will not pursue the consummation of the St. Jude Medical Acquisition, Abbott will be required to redeem the 2019 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, in each case, then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date. The 2021 Notes are not subject to the Special Mandatory Redemption. See the section entitled "Description of Notes—Redemption of the Notes—Special Mandatory Redemption."

Risk Factors:

An investment in the notes involves various risks and prospective investors should carefully consider the matters discussed in the section entitled "Risk Factors" in this prospectus supplement, as well as the other risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, before making a decision to invest in the notes. See the section entitled "Where You Can Find More Information."

ABBOTT LABORATORIES

              Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products. Abbott's products are generally sold directly to retailers, wholesalers, hospitals, health care facilities, laboratories, physicians' offices and government agencies throughout the world.

              Abbott has four reportable segments: Established Pharmaceutical Products, Diagnostic Products, Nutritional Products, and Vascular Products.

    Established Pharmaceutical Products—International sales of a broad line of branded generic pharmaceutical products.

    Diagnostic Products—Worldwide sales of diagnostic systems and tests for blood banks, hospitals, commercial laboratories and alternate-care testing sites. For segment reporting purposes, the Core Laboratories Diagnostics, Molecular Diagnostics, Point of Care and Ibis Diagnostics divisions are aggregated and reported as the Diagnostic Products segment.

    Nutritional Products—Worldwide sales of a broad line of adult and pediatric nutritional products.

    Vascular Products—Worldwide sales of coronary, endovascular, structural heart, vessel closure and other medical device products.

              Abbott's non-reportable segments include the Medical Optics segment, which Abbott agreed to sell on September 16, 2016, and the Diabetes Care segment. See the section entitled "Recent Developments."

              Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (224) 667-6100.

              Abbott also maintains an Internet site at www.abbott.com. Abbott's website and the information contained therein or connected thereto shall not be deemed to be incorporated in this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in making an investment decision.

RECENT DEVELOPMENTS

              On September 16, 2016, Abbott announced that it had entered into an agreement to sell Abbott Medical Optics, its vision care business, to Johnson & Johnson for $4.325 billion in cash. Abbott's vision business has products in areas including cataract surgery, laser vision correction (LASIK) and corneal care products (contact solution, eye drops, etc.). The transaction is expected to close in the first quarter of 2017 and is subject to customary closing conditions, including regulatory approvals.

              On October 18, 2016, Abbott and St. Jude Medical announced entry into an agreement in principle to sell certain products to Terumo Corporation for a total of approximately $1.12 billion in a transaction aimed at obtaining certain regulatory approvals in the U.S. and certain foreign jurisdictions that are conditions precedent to completion of the mergers contemplated by the St. Jude Medical Transaction Agreement (as defined below) (the "Divestiture"). Pursuant to the Divestiture, Terumo would acquire St. Jude Medical's Angio-SealTM and FemoSealTM vascular closure products and Abbott's Vado® Steerable Sheath product. The Divestiture is conditioned upon completion of the St. Jude Medical Acquisition (as defined below) and is expected to close promptly following completion of the St. Jude Medical Acquisition. The Company and Abbott expect the St. Jude Medical Acquisition to be completed prior to year-end 2016. An agreement with respect to the Divestiture is still undergoing regulatory approval and has not yet been finalized.

RISK FACTORS

              Abbott's business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included below and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from Abbott's most recent Annual Report on Form 10-K under the caption "Item 1A—Risk Factors" and Abbott's subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and the other information contained in this prospectus supplement or accompanying prospectus or incorporated by reference herein, as updated by Abbott's subsequent filings under the Securities Exchange Act of 1934 (the "Exchange Act") which also are incorporated by reference into this document. See the section entitled "Where You Can Find More Information."

Risks Relating to the Notes

A public trading market for the notes may not develop.

              We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, markets for the notes may not develop or, if any do develop, they may not be sustained. If active markets for the notes fail to develop or cannot be sustained, the trading prices and liquidity of the notes could be adversely affected.

The market prices of the notes may be volatile.

              The market prices of the notes will depend on many factors that may vary over time and some of which are beyond our control, including:

  •
  our financial performance;

  •
  the amount of indebtedness we and our subsidiaries have outstanding;

  •
  market interest rates;

  •
  the market for similar securities;

  •
  competition; and

  •
  general economic conditions.

              As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

              In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of each series of notes may not reflect all risks of an investment in the notes.

              We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell, or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

              We are not restricted under the terms of the indenture governing the notes or the notes from incurring additional indebtedness. The terms of the indenture governing the notes limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See Sections 10.6 and 10.7 of the indenture governing the notes. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt, or take a number of other actions that are not limited by the terms of the indenture governing the notes or the notes, including repurchasing indebtedness or common shares or preferred shares, if any, or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Neither we nor any of our subsidiaries have any property that has been determined to be a principal domestic property under the indenture governing the notes.

              The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our domestic subsidiaries to (i) incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage on any principal domestic property or any shares of stock or debt of any domestic subsidiary without effectively providing that the notes be secured equally and ratably and (ii) enter into sale and leaseback transactions with respect to principal domestic properties. However, as of September 30, 2016, neither we, nor any of our domestic subsidiaries, have any property that constitutes a principal domestic property under the indenture governing the notes.

Our board of directors has broad discretion to determine that a property is not a principal domestic property and therefore is not subject to certain covenants in the indenture governing the notes.

              The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our domestic subsidiaries to (i) incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage on any principal domestic property or any shares of stock or debt of any domestic subsidiary without effectively providing that the notes be secured equally and ratably and (ii) enter into sale and leaseback transactions with respect to principal domestic properties. The indenture governing the notes provides that a principal domestic property means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution and located in the United States of America (excluding its territories and possessions and Puerto Rico), owned or leased by us or any of our domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, exceeds 2% of our consolidated net assets, other than any such building, structure or other facility or a portion thereof (i) which is an air or water pollution control facility financed by state or local governmental obligations, or (ii) which the chairman of the board of directors, the chief executive officer, an executive vice president, a senior vice president or a vice president, and the chief financial officer, the treasurer, or an assistant treasurer, of Abbott determines in good faith, at any time on or prior to such date, is not of material importance to the total business conducted, or assets owned, by us and our subsidiaries as an entirety. Although it has not yet done so, under the terms of the indenture governing the notes, our chairman of the board of directors or any such executive officers may determine from time to time after the issuance of the notes that a property is not a principal domestic property and therefore such property is not subject to the covenants in the indenture governing the notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

              Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes will be unsecured and effectively subordinated to our secured debt because, in certain circumstances, the holders of secured debt will be entitled to proceed against the collateral securing such debt and only the proceeds of such collateral in excess of the secured debt will be available for payment of the unsecured debt, including the notes.

              The notes will be unsecured. As of September 30, 2016, we did not have any significant secured debt outstanding. In certain circumstances, the holders of any secured debt that we may have may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any secured debt that we may have also would have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation, or similar proceeding, the holders of secured debt that we may have would be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any secured debt that we may have to the extent of the collateral securing such debt.

The notes are structurally subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.

              The notes are not guaranteed by our subsidiaries and therefore the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation, or similar proceeding of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of September 30, 2016, assuming the St. Jude Medical Acquisition had been consummated prior to such date and the anticipated incurrence and assumption and extinguishment of certain indebtedness in connection therewith, but excluding the impact of the potential use of proceeds from the potential sale of St. Jude Medical's vascular closure business to Terumo and the pending sale of Abbott's vision care business, our subsidiaries had approximately $5,914 million of outstanding indebtedness (excluding intercompany debt and liabilities and accounts payable incurred in the ordinary course of business).

Risks Relating to the St. Jude Medical Acquisition

Completion of the St. Jude Medical Acquisition is subject to conditions and if these conditions are not satisfied or waived, the St. Jude Medical Acquisition will not be completed.

              The obligations of Abbott and St. Jude Medical to complete the St. Jude Medical Acquisition (as defined in the section entitled "Description of Notes—Redemption of the Notes—Special Mandatory Redemption") are subject to the satisfaction or waiver of a number of conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and all applicable filings, registrations, waiting periods (or extensions thereof) and approvals under each applicable competition law of specified jurisdictions relating to the transactions contemplated by the St. Jude Medical Transaction Agreement (as defined in the section entitled "Description of Notes—Redemption of the Notes—Special Mandatory Redemption") having been made, expired, terminated or obtained, as the case may be. Additionally, among other things, completion of the St. Jude Medical Acquisition is conditioned on the accuracy of representations and warranties made in the St. Jude Medical Transaction Agreement (subject to the materiality standards set forth therein), Abbott's and St. Jude Medical's performance of all of their obligations under the St. Jude Medical Transaction Agreement in all material respects, the absence of an injunction or other order prohibiting the St. Jude Medical Acquisition, the absence of a "Material Adverse Effect" (as defined in the St. Jude Medical Transaction Agreement) on the parties, the absence of any stop order by the SEC with regards to Abbott's registration statement on Form S-4, which was declared effective by the SEC on September 26, 2016, approval of the listing on the New York Stock Exchange ("NYSE") of the Abbott shares to be issued in the St. Jude Medical Acquisition and the receipt by each of the parties of an opinion of nationally recognized outside counsel, dated as of the closing date, to the effect that the St. Jude Medical Acquisition will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code (as defined herein).

              The failure to satisfy all of the required conditions in the St. Jude Medical Transaction Agreement could delay the completion of the St. Jude Medical Acquisition for a significant period of time or prevent it from occurring. Any delay in completing the St. Jude Medical Acquisition could cause Abbott not to realize some or all of the benefits that Abbott expects to achieve if the St. Jude Medical Acquisition is successfully completed within the expected timeframe. There can be no assurance that the conditions to the closing of the St. Jude Medical Acquisition will be satisfied or waived or that the St. Jude Medical Acquisition will be completed.

In order to complete the St. Jude Medical Acquisition, Abbott and St. Jude Medical must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the St. Jude Medical Acquisition may be jeopardized or the anticipated benefits of the St. Jude Medical Acquisition could be reduced or not realized.

              Although Abbott and St. Jude Medical have agreed in the St. Jude Medical Transaction Agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required expiration or termination of the waiting period under the HSR Act, there can be no assurance that the respective governmental authorities will approve of the St. Jude Medical Acquisition. Under the terms of the St. Jude Medical Transaction Agreement, subject to certain exceptions, Abbott and St. Jude Medical are required to accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of Abbott or St. Jude Medical. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of (i) delaying completion of the St. Jude Medical Acquisition, (ii) imposing additional material costs on or materially limiting the revenues of the combined company following the St. Jude Medical Acquisition, or (iii) otherwise adversely affecting the combined company's business and results of operations after completion of the St. Jude Medical Acquisition. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the St. Jude Medical Acquisition.

If we do not complete the St. Jude Medical Acquisition on or prior to December 31, 2017, or if we notify the trustee that we will not pursue the consummation of the St. Jude Medical Acquisition, we will be required to redeem the 2019 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, in each case, then outstanding and may not have or be able to obtain all the funds necessary to redeem such notes. In addition, if we are required to redeem any notes, you may not obtain your expected return on the redeemed notes.

              We may not be able to consummate the St. Jude Medical Acquisition within the timeframe specified in the section entitled "Description of Notes—Redemption of the Notes—Special Mandatory Redemption." Our ability to consummate the St. Jude Medical Acquisition is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the St. Jude Medical Acquisition.

              If (x) the consummation of the St. Jude Medical Acquisition does not occur on or before December 31, 2017 or (y) Abbott notifies the trustee that Abbott will not pursue the consummation of the St. Jude Medical Acquisition, Abbott will be required to redeem the 2019 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, in each case, then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the Special Mandatory Redemption Date. However, there is no escrow account or security interest for the benefit of the noteholders and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the notes required to be redeemed in connection with the Special Mandatory Redemption. In addition, even if we are able to redeem the notes pursuant to the provisions relating to the Special Mandatory Redemption you may not obtain your expected return on the notes to be redeemed in connection therewith and may not be able to reinvest the proceeds from the Special Mandatory Redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the provisions relating to the Special Mandatory Redemption as long as the St. Jude Medical Acquisition is consummated on or prior to December 31, 2017, nor will you have any right to require us to repurchase your notes if, between the closing of the notes offering and the closing of the St. Jude Medical Acquisition, we experience any changes in our business or financial condition, or if the terms of the St. Jude Medical Acquisition or the financing thereof change. The 2021 Notes are not subject to the Special Mandatory Redemption.

Combining the two companies in the St. Jude Medical Acquisition may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the St. Jude Medical Acquisition may not be realized.

              St. Jude Medical and Abbott have operated and, until the completion of the St. Jude Medical Acquisition, will continue to operate, independently. The success of the St. Jude Medical Acquisition, including anticipated benefits and cost savings, will depend, in part, on Abbott's ability to successfully combine and integrate the businesses of Abbott and St. Jude Medical. It is possible that the pendency of the St. Jude Medical Acquisition and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of either company, the disruption of either company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the St. Jude Medical Acquisition. If Abbott experiences difficulties with the integration process, the anticipated benefits of the St. Jude Medical Acquisition may not be realized fully or at all, or may take longer to realize than expected. Abbott's management continues to refine its integration plan. Integration efforts between the two companies will also divert management's attention and resources from the ordinary operations of the combined company after completion of the St. Jude Medical Acquisition. These integration matters could have an adverse effect on (i) each of Abbott and St. Jude Medical during this transition period and (ii) the combined company after completion of the St. Jude Medical Acquisition. In addition, the actual cost savings of the St. Jude Medical Acquisition could be less than anticipated. In addition, St. Jude Medical's business differs in important respects from that of Abbott, and accordingly, the results of operations of the combined company after completion of the St. Jude Medical Acquisition may be affected by factors different from those currently affecting the independent results of operations of each of Abbott and St. Jude Medical.

In connection with the St. Jude Medical Acquisition, Abbott will incur or assume significant additional indebtedness, which could adversely affect Abbott, including by decreasing Abbott's business flexibility and increasing Abbott's interest expense.

              Abbott's consolidated indebtedness as of September 30, 2016 was approximately $8.5 billion. Abbott's pro forma indebtedness as of September 30, 2016, assuming the St. Jude Medical Acquisition had been consummated prior to such date and the anticipated incurrence and assumption and extinguishment of indebtedness in connection therewith, but excluding the impact of the potential use of proceeds from the potential sale of St. Jude Medical's vascular closure business to Terumo and the pending sale of Abbott's vision care business, is approximately $27.7 billion, representing a substantial increase in comparison to Abbott's indebtedness on a recent historical basis. This increased indebtedness could have the effect, among other things, of reducing Abbott's flexibility to respond to changing business and economic conditions and increasing Abbott's interest expense. In addition, the amount of cash required to pay interest on Abbott's indebtedness following completion of the St. Jude Medical Acquisition, and thus the demands on Abbott's cash resources, will be greater than the amount of cash required to service the indebtedness of Abbott prior to the transaction. The increased levels of indebtedness following completion of the St. Jude Medical Acquisition could therefore reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Abbott relative to other companies with lower debt levels.

              In connection with the debt financing, it is anticipated that Abbott will seek ratings of its indebtedness from one or more nationally recognized credit rating agencies. Abbott's credit ratings reflect each rating organization's opinion of Abbott's financial strength, operating performance and ability to meet Abbott's debt obligations. Abbott's credit ratings affect the cost and availability of future borrowings and, accordingly, Abbott's cost of capital. There can be no assurance that Abbott will achieve a particular rating or maintain a particular rating in the future.

              Abbott may be required to raise additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes, including its pending acquisition of Alere. Abbott's ability to arrange additional financing or refinancing will depend on, among other factors, Abbott's financial position and performance, as well as prevailing market conditions and other factors beyond Abbott's control. Abbott cannot assure you that it will be able to obtain additional financing or refinancing on terms acceptable to Abbott or at all, which could adversely impact our ability to make scheduled payments with respect to our indebtedness.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the St. Jude Medical Acquisition contain or will contain various covenants that impose restrictions on Abbott and certain of its subsidiaries that may affect their ability to operate their businesses.

              The agreements that will govern the indebtedness to be incurred in connection with the St. Jude Medical Acquisition contain or will contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of Abbott and/or certain of its subsidiaries to, among other things, have liens on their property, incur indebtedness, change the nature of their business, transact business with affiliates and/or merge or consolidate with any other person or sell or convey certain of their assets to any one person. In addition, some of the agreements that govern the debt financing contain or will contain covenants that will require Abbott to maintain certain financial ratios. The ability of Abbott and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Abbott's repayment obligations.

              The indenture governing St. Jude Medical's existing senior unsecured notes, to the extent these notes remain outstanding upon completion of the St. Jude Medical Acquisition, contains several restrictive covenants and events of default. St. Jude Medical's existing term loan agreement, expected to be guaranteed and/or assumed and amended by Abbott in connection with the St. Jude Medical Acquisition, also contains several restrictive covenants and events of default. In addition, the indenture governing the notes offered hereby contains restrictive covenants and certain events of default. Any acceleration of indebtedness that arises from an event of default under Abbott's existing revolving credit agreement, St. Jude Medical's term loan agreement or the respective indentures could have a material adverse effect on Abbott's business, profitability and financial condition.

The unaudited pro forma condensed combined financial information included in this document are preliminary and the actual financial condition and results of operations after St. Jude Medical Acquisition may differ materially.

              The unaudited pro forma condensed combined financial information included in this document are presented for informational purposes only, were prepared in accordance with the regulations of the SEC and are not necessarily indicative of what Abbott's actual financial condition or results of operations would have been had the St. Jude Medical Acquisition been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflect adjustments, which are based upon assumptions and preliminary estimates to record the St. Jude Medical identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of St. Jude Medical as of the date of the completion of the St. Jude Medical Acquisition. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

Risks Relating to the Alere Acquisition

Several key developments have occurred with respect to Alere since the date of the Alere Transaction Agreement (as defined below) including three separate investigations by the U.S. Department of Justice (two of which are criminal investigations), a delay in the filing of Alere's required SEC reports, management's disclosure of unremediated material weaknesses over financial reporting, and a product recall following notice from the U.S. Food and Drug Administration. Abbott has requested information from Alere relating to these and other matters, and Abbott will review this information once it receives the information. The outcome of any review, however, is not certain, and Abbott cannot predict at this time when or whether the conditions to the Alere Acquisition will be satisfied.

              On January 30, 2016, Abbott entered into a merger agreement with Alere Inc. ("Alere" and such merger agreement, the "Alere Transaction Agreement"). Following the date of the Alere Transaction Agreement, several key developments occurred with respect to Alere, none of which Abbott was aware of when it executed the Alere Transaction Agreement. These developments include, among other things:

  •
  a criminal investigation by the U.S. Department of Justice relating to potential violations by Alere of the U.S. Foreign Corrupt Practices Act in Africa, Asia and Latin America;

  •
  a criminal investigation by the U.S. Department of Justice's Fraud Section relating to billing practices of Alere for U.S. government insurance programs, including Medicare, Medicaid and Tricare;

  •
  an investigation by the U.S. Department of Justice relating to accuracy, reliability and performance of Alere's INRatio® products;

  •
  an over-five-month delay in the filing of Alere's Annual Report on Form 10-K for 2015; a delay in the filing of Alere's Quarterly Report on Form 10-Q for the first quarter of 2016; and a delay in the filing of Alere's Quarterly Report on Form 10-Q for the second quarter of 2016;

  •
  a disclosure by Alere and its auditors in its Annual Report on Form 10-K for 2015 that a material weakness in Alere's internal control over revenue recognition existed as of December 31, 2015 and that such material weakness has not been remediated;

  •
  a disclosure by Alere and its auditors in its Annual Report on Form 10-K for 2015 that the material weakness in Alere's internal control over the accounting for income taxes, which existed as of December 31, 2014, has not been remediated and continued to exist as of December 31, 2015;

  •
  a disclosure by Alere that it cannot estimate when such material weaknesses will be remediated, and that its initiatives to remediate such material weaknesses may not be successful;

  •
  a disclosure by Alere in its Quarterly Report on Form 10-Q for the third quarter of 2016, its latest quarterly report, that its disclosure controls and procedures were not effective as of September 30, 2016;

  •
  a notice of non-compliance by the NYSE as a result of Alere's failure to timely file its SEC reports, noting that Alere could potentially risk its listing status as a result of such non-compliance;

  •
  a potential default under Alere's credit agreement and senior notes as a result of Alere's failure to timely file its SEC reports, for which Alere obtained, after the payment of a fee, a waiver until August 18, 2016 for the credit agreement and until August 31, 2016 for the senior notes;

  •
  a recall of Alere's INRatio® products within the United States and Canada following notice by the U.S. Food and Drug Administration; and

  •
  the revocation of the Medicare billing privileges of an Alere business unit by the Centers for Medicare & Medicaid Services.

              In light of these significant developments and pursuant to its rights under the Alere Transaction Agreement, Abbott sought on numerous occasions information from Alere relating to these matters and its internal controls, compliance with law and disclosure controls. Although Alere had provided some information to Abbott, Alere had denied Abbott the access to which it is entitled under the Alere Transaction Agreement for certain key topics. As a result, Abbott filed a complaint against Alere in the Delaware Chancery Court for breaching Alere's obligations to provide certain requested information and seeking to compel Alere to produce certain categories of documents and information that Abbott had requested. On November 15, 2016, Alere agreed to provide Abbott with information that it had requested, subject to Abbott's continuing ability to make further requests. Abbott will review this information when it receives it, but the outcome of this review is not certain.

              In light of the above, Abbott cannot predict at this time whether Abbott's acquisition of Alere (the "Alere Acquisition") will occur on a timely basis, or at all.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

              Some of the statements contained or incorporated by reference in this prospectus supplement are "forward-looking statements" that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms such as "intend," "plan," "may," "should," "will," "anticipate," "believe," "could," "estimate," "expect," "continue," "potential," "opportunity," "project," "strategy" and similar terms. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the ability of the parties to the St. Jude Medical Transaction Agreement and the Alere Transaction Agreement, respectively, to consummate the proposed transactions on a timely basis or at all; the risk that the required regulatory approvals for the St. Jude Medical Acquisition and the Alere Acquisition may be subject to unanticipated terms or conditions that could adversely affect the combined company or the expected benefits of the transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the Alere Transaction Agreement or the St. Jude Medical Transaction Agreement; the ability of Abbott to successfully integrate St. Jude Medical's operations and Alere's operations; general economic and business conditions; global economic growth and activity; industry conditions; changes in laws or regulations; the ability of Abbott to implement its plans, forecasts and other expectations with respect to the businesses of St. Jude Medical and Alere after the completion of the transactions and realize anticipated synergies or realize anticipated synergies within the expected timeframe; risks of litigation relating to the Alere Acquisition and the St. Jude Medical Acquisition; and risks of the outcome of pending or potential litigation or governmental investigations. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed under Item 1A. "Risk Factors" in Abbott's most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and in the section entitled "Risk Factors" in this prospectus supplement. The forward-looking statements include assumptions about Abbott's, Alere's and St. Jude Medical's operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transactions involving Abbott, Alere and St. Jude Medical, the financing of the proposed transactions, the benefits, results, effects and timing of the proposed transactions, future financial and operating results, and the combined company's plans, objectives, expectations (financial or otherwise) and intentions.

              Consequently, all of the forward-looking statements made by Abbott contained or incorporated by reference in this prospectus supplement are qualified by factors, risks and uncertainties, including, but not limited to, those set forth in the section entitled "Risk Factors" of this prospectus supplement, those set forth under the headings "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in Abbott's annual and quarterly reports and other filings with the SEC that are incorporated by reference into this prospectus supplement. See the section entitled "Where You Can Find More Information."

              Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Abbott undertakes no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and Abbott's financial condition and results of operations could be materially adversely affected.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

              The unaudited pro forma condensed combined financial information and explanatory notes give effect to the acquisition of St. Jude Medical by Abbott. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under GAAP. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2016 gives effect to the transaction as if it had occurred on September 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the year ended December 31, 2015 and the nine months ended September 30, 2016 give effect as if the transaction had occurred on January 1, 2015.

              On September 16, 2016, Abbott announced that it had entered into an agreement dated September 14, 2016 to sell Advanced Medical Optics ("AMO"), its vision care business, to Johnson & Johnson for $4.325 billion in cash. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2016 gives effect to this sale as if it had occurred on September 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the year ended December 31, 2015 and the nine months ended September 30, 2016 give effect as if the sale had occurred on January 1, 2015.

              Certain financial information of St. Jude Medical as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of Abbott's consolidated financial statements for purposes of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the St. Jude Medical Acquisition on the combined balance sheet and the combined statements of earnings under the acquisition method of accounting with Abbott treated as the acquiror. The acquisition accounting is dependent upon certain valuations and other analyses that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences may have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.

              The unaudited pro forma condensed combined financial information has been prepared by Abbott in accordance with the regulations of the SEC and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the St. Jude Medical Acquisition and the AMO sale occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined entity will experience after the St. Jude Medical Acquisition and the AMO sale. The unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the St. Jude Medical Acquisition and the AMO sale, factually supportable, and with respect to the statements of earnings, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial statements also do not include the impact of any expected cost savings, restructuring actions or operating synergies that may be achievable subsequent to the St. Jude Medical Acquisition or the AMO sale, or the costs necessary to achieve any such savings, restructurings or synergies.

              The date of the merger agreement between Abbott and St. Jude Medical is April 27, 2016. For purposes of the unaudited pro forma condensed combined financial information only, the valuation of the Abbott share portion of the merger consideration to be transferred at closing uses Abbott's closing share price as of November 10, 2016 of $40.61 per share. The value of the Abbott share portion of the merger consideration for accounting purposes will ultimately be based on the closing share price of Abbott shares on the last trading day prior to the closing date of the transaction, and could materially change from the price reflected in the pro forma information. An increase of 10 percent in the price of Abbott shares would increase the total consideration by approximately $1.042 billion and a decrease of 10 percent in the price of Abbott shares would decrease the total consideration by approximately $1.044 billion. The total actual Abbott share portion of the merger consideration will fluctuate until the closing of the acquisition of St. Jude Medical.

              The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the historical consolidated financial statements of Abbott (in Abbott's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and Abbott's Annual Report on Form 10-K for the year ended December 31, 2015 which are incorporated by reference into this prospectus) and (ii) the historical consolidated financial statements of St. Jude Medical (in St. Jude Medical's Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2016 and St. Jude Medical's Annual Report on Form 10-K for the fiscal year ended January 2, 2016, which have been incorporated by reference in this prospectus).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended December 31, 2015

(in millions, except per share amounts)

	Abbott	St. Jude Medical	Pro Forma Adjustments		Pro Forma Combined	AMO	Pro Forma Combined (Post AMO Sale)
Net Sales	$20,405	$5,512	$—		$25,917	$(1,133)	$24,784
Cost of products sold, excluding amortization of intangible assets	8,747	1,745			10,492	(551)	9,941
Amortization of intangible assets	601	116	1,244	(a)	1,961	(74)	1,887
Research and development	1,405	704			2,109	(121)	1,988
Selling, general and administrative	6,785	2,004			8,789	(383)	8,406

Total operating cost and expenses	17,538	4,569	1,244		23,351	(1,129)	22,222

Operating earnings	2,867	943	(1,244)		2,566	(4)	2,562
Interest expense	163	103	414	(b)	680	—	680
Interest (income)	(105)	(3)	—		(108)	—	(108)
Net foreign exchange loss (gain)	(93)	7	—		(86)	(4)	(90)
Other (income) expense, net	(281)	(106)	—		(387)	81	(306)

Earnings (loss) from continuing operations before tax	3,183	942	(1,658)		2,467	(81)	2,386
Tax (benefit) expense on earnings from continuing operations	577	62	(377)	(c)	262	15	277

Earnings (loss) from continuing operations	$2,606	$880	$(1,281)		$2,205	$(96)	$2,109

Earnings (loss) per common share from continuing operations
Basic	1.73				1.25		1.20
Diluted	1.72				1.25		1.19
Average Number of Common Shares Outstanding
Basic	1,496		254		1,750		1,750
Diluted	1,506		254		1,760		1,760

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Nine Months Ended September 30, 2016

(in millions, except per share amounts)

	Abbott	St. Jude Medical	Pro Forma Adjustments		Pro Forma Combined	AMO	Pro Forma Combined (Post AMO Sale)
Net Sales	$15,520	$4,488	$—		$20,008	$(872)	$19,136
Cost of products sold, excluding amortization of intangible assets	6,712	1,478	—		8,190	(389)	7,801
Amortization of intangible assets	429	139	881	(a)	1,449	(52)	1,397
Research and development	1,079	579	—		1,658	(149)	1,509
Selling, general and administrative	5,063	1,461	(15)	(d)	6,509	(301)	6,208

Total operating cost and expenses	13,283	3,657	866		17,806	(891)	16,915

Operating earnings	2,237	831	(866)		2,202	19	2,221
Interest expense	278	119	311	(b)	611	—	611
			(97)	(d)
Interest (income)	(75)	(1)	—		(76)	—	(76)
Net foreign exchange loss (gain)	497	—	—		497	(8)	489
Other (income) expense, net	999	62	—		1,061	(1)	1,060

Earnings (loss) from continuing operations before tax	538	651	(1,080)		109	28	137
Tax (benefit) expense on earnings from continuing operations	240	106	(232)	(c)	114	21	135

Earnings (loss) from continuing operations	$298	$545	$(848)		$(5)	$7	$2

Earnings (loss) per common share from continuing operations
Basic	0.20				0.00		0.00
Diluted	0.20				0.00		0.00
Average number of common shares outstanding
Basic	1,476		254		1,730		1,730
Diluted	1,483		254		1,730		1,737

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2016

(in millions)

	Abbott	St. Jude Medical	Pro Forma Adjustments		Pro Forma Combined	AMO	Pro Forma Combined (Post AMO Sale)
Assets:
Cash and cash equivalents	$2,500	$394	$(651)	(e)	$2,243	$4,325	$6,568
Short-term investments	2,007	—	—		2,007	—	2,007
Trade receivables, less allowances	3,320	1,290	—		4,610	—	4,610
Total inventories	2,613	910	698	(f)	4,221	—	4,221
Prepaid expenses and other receivables	1,986	213	—		2,199	—	2,199
Current assets held for disposition	552	—	—		552	(502)	50

Total current assets	12,978	2,807	47		15,832	3,823	19,655
Investments	2,997	390	—		3,387	—	3,387
Net property and equipment	5,734	1,336	—		7,070	—	7,070
Intangible assets, net of amortization	4,674	2,108	15,392	(g)	22,174	—	22,174
Goodwill	7,812	5,678	7,367	(h)	20,857	—	20,857
Deferred income taxes and other assets	2,523	222	(686)	(i)	2,059	—	2,059
Non-current assets held for disposition	2,779	—	—		2,779	(2,778)	1

	$39,497	$12,541	$22,120		$74,158	$1,045	$75,203

Liabilities:
Short-term borrowings	$2,531	$160	$(160)	(j)	$4,531	$—	$4,531
			2,000	(k)
Trade accounts payable	1,051	232	—		1,283	—	1,283
Salaries, wages and commissions	799	283	—		1,082	—	1,082
Other accrued liabilities	2,715	434	(26)	(l)	3,123	—	3,123
Dividends payable	384	89	—		473	—	473
Income taxes payable	240	48	—		288	567	855
Current portion of long-term debt	4	211	(81)	(j)	134	—	134
Current liabilities held for disposition	597	—	—		597	(240)	357

Total current liabilities	8,321	1,457	1,733		11,511	327	11,838
Long-term debt	5,975	5,403	241	(j)	23,018	—	23,018
			112	(m)
			11,381	(n)
			(94)	(o)
Post-employment obligations, deferred income taxes and other long-term liabilities	4,245	1,195	2,114	(p)	8,594	(127)	8,467
			1,726	(q)
			(686)	(i)
Non-current liabilities held for disposition	60	—	—		60	(60)	—
Commitments and contingencies	—	—	—		—	—	—
Shareholders' Investment:
Common shares	$12,939	$340	$(340)	(r)	$23,246	$—	$23,246
			10,307	(s)
Common shares held in treasury, at cost	(10,792)	—	—		(10,792)	—	(10,792)
Earnings employed in the business	25,162	4,491	(4,491)	(r)	24,934	905	25,839
			(228)	(t)
Accumulated other comprehensive income (loss)	(6,533)	(345)	345	(r)	(6,533)	—	(6,533)

Total Abbott shareholders' investment	20,776	4,486	5,593		30,855	905	31,760
Noncontrolling interests in subsidiaries	120	—	—		120	—	120

Total shareholders' investment	20,896	4,486	5,593		30,975	905	31,880

	$39,497	$12,541	$22,120		$74,158	$1,045	$75,203

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Note 1—Description of the Transactions

              On April 27, 2016, Abbott entered into a definitive agreement to acquire all of the outstanding shares of St. Jude Medical, Inc. ("St. Jude Medical"). Under the terms of the agreement, St. Jude Medical shareholders will receive $46.75 in cash and 0.8708 of an Abbott share for each share of St. Jude Medical stock.

              Abbott expects to fund the cash portion of this transaction with a combination of medium and long-term debt and available cash. Abbott has obtained a debt commitment letter from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. and certain other financial institutions pursuant to which the commitment parties have agreed to provide a $17.2 billion senior unsecured bridge loan facility. The bridge facility is comprised of two tranches: (i) a $15.2 billion 364-day unsecured bridge term loan tranche and (ii) a $2.0 billion 120-day unsecured bridge term loan tranche. Abbott intends to terminate the $15.2 billion tranche when the medium and long-term debt is issued and intends to terminate the $2.0 billion tranche within 90 days of the close of the transaction.

              The transaction, which has been approved by the boards of directors of St. Jude Medical and Abbott, and the St. Jude Medical shareholders, is subject to the satisfaction of customary closing conditions, including specified regulatory approvals. The transaction is expected to close in the fourth quarter of 2016. Under the terms of the merger agreement, two mergers will occur; first Vault Merger Sub, Inc., a wholly owned subsidiary of Abbott, will merge with and into St. Jude Medical, with St. Jude Medical surviving as a wholly owned subsidiary of Abbott, and promptly thereafter, St. Jude Medical will merge with and into Vault Merger Sub, LLC, a wholly owned subsidiary of Abbott, with Vault Merger Sub, LLC surviving as a wholly owned subsidiary of Abbott.

              On September 16, 2016, Abbott announced that it had entered into an agreement dated September 14, 2016 to sell AMO, its vision care business, to Johnson & Johnson for $4.325 billion in cash. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2016 gives effect to this sale as if it had occurred on September 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the year ended December 31, 2015 and the nine months ended September 30, 2016 give effect as if the sale had occurred on January 1, 2015.

Note 2—Basis of Pro Forma Presentation

              The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Abbott and St. Jude Medical and has been prepared 1) using the acquisition method of accounting with respect to the St. Jude Medical Acquisition and 2) reflecting the sale of the AMO business. Under the acquisition method, the consideration transferred to the St. Jude Medical shareholders will be measured based on the closing share price of Abbott shares on the last trading day prior to the closing date of the transaction plus the cash consideration. This may result in a merger consideration value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined financial statements. In accordance with Article 11, Pro Forma Financial Information of Regulation S-X, no adjustments have been made to St. Jude Medical's reported financial information for the differences in Abbott's year-end and quarter-end and the fiscal reporting periods utilized by St. Jude Medical.

              The acquisition accounting is dependent upon certain valuations and other analyses that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The final allocation of the consideration given by Abbott to the St. Jude Medical shareholders will be determined after the completion of the St. Jude Medical Acquisition and may differ materially from the allocation presented in these unaudited pro forma condensed combined financial statements.

Note 2—Basis of Pro Forma Presentation (Continued)

              On October 18, 2016, Abbott and St. Jude Medical announced an agreement to sell certain products to Terumo Corporation; the agreement is subject to regulatory approval and the completion of Abbott's acquisition of St. Jude Medical. The unaudited pro forma condensed combined financial information does not include the effects of the potential divestiture of these products. The impact of this sale is not expected to be significant to the combined company. Proceeds from the divesture will be used to reduce indebtedness.

              Certain reclassifications have been made to the historical presentation of St. Jude Medical's financial information to conform to the presentation used in the unaudited pro forma condensed combined financial statements. Upon consummation of the St. Jude Medical Acquisition, further review of St. Jude Medical's financial statements may result in additional revisions to St. Jude Medical's classifications to conform to Abbott's presentation.

              Except for the reclassifications to conform the presentation of the financial information, the unaudited pro forma condensed combined financial statements do not adjust for any differences in Abbott's and St. Jude Medical's accounting policies. Following consummation of the St. Jude Medical Acquisition, Abbott will conduct a review of St. Jude Medical's accounting policies. As a result of the review, Abbott may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. At this time, Abbott is not aware of any differences that would have a material impact on the pro forma condensed combined financial statements.

              The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or the impact of restructuring actions that the combined company may achieve as a result of the St. Jude Medical Acquisition or the AMO sale, or the costs necessary to achieve such cost savings, operating synergies or restructuring actions.

              The columns entitled "AMO" in the unaudited pro forma condensed combined statements of earnings include the revenues and costs directly attributable to the AMO business. The column entitled "AMO" in the unaudited pro forma condensed combined balance sheet reflects the net assets and liabilities related to the AMO business, the proceeds from the sale, and the after-tax gain on the sale.

Note 3—Historical St. Jude Medical

              The columns entitled "St. Jude Medical" in the unaudited pro forma condensed combined statements of earnings reflect St. Jude Medical's historical financial information for the fiscal year ended January 2, 2016 and the nine months ended October 1, 2016. The column entitled "St. Jude Medical" in the unaudited pro forma condensed balance sheet reflects St. Jude Medical's historical balance sheet as of October 1, 2016.

Note 3—Historical St. Jude Medical (Continued)

              Certain reclassifications have been made to St. Jude Medical's historical financial statements to conform to Abbott's presentation as follows:

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of October 1, 2016
	St. Jude Medical Before Reclassification	Reclassifications	St. Jude Medical After Reclassification
	(in millions)
Prepaid expenses and other receivables	$—	$213	$213
Other current assets	222	(222)	—
Investments	—	390	390
Deferred income taxes and other assets	—	222	222
Other assets	603	(603)	—
Short-term borrowings	371	(211)	160
Salaries, wages and commissions	—	283	283
Other accrued liabilities	806	(372)	434
Dividends payable	—	89	89
Current portion of long-term debt	—	211	211
Post-employment obligations, deferred income taxes and other long-term liabilities	—	1,195	1,195
Other liabilities	1,195	(1,195)	—
Common shares	29	311	340
Additional paid-in capital	311	(311)	—

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the Fiscal Year Ended January 2, 2016
	St. Jude Medical Before Reclassification	Reclassifications	St. Jude Medical After Reclassification
	(in millions)
Revenue	$5,541	$(29)	$5,512
Research and development	676	28	704
Selling, general and administrative	1,878	126	2,004
Special charges	96	(96)	—
Net loss attributable to noncontrolling interest	(14)	14	—
Net foreign exchange loss (gain)	—	7	7
Other (income) expense, net	2	(108)	(106)

Note 3—Historical St. Jude Medical (Continued)

	For the Nine Months Ended October 1, 2016
	St. Jude Medical Before Reclassification	Reclassifications	St. Jude Medical After Reclassification
	(in millions)
Revenue	$4,509	$(21)	$4,488
Research and development	563	16	579
Selling, general and administrative	1,474	(13)	1,461
Special charges	28	(28)	—
Other (income) expense, net	58	4	62

              St. Jude Medical presents administrative fees paid to Group purchasing organizations (GPO) in the Selling, general and administrative (SG&A) line. Abbott reclassified the GPO fees to Revenue to conform to Abbott's presentation.

              St. Jude Medical presents in its statement of earnings a line item labeled "Special charges," which includes charges related to certain restructuring activities, litigation costs and gains or losses related to certain legal settlements. This line excludes special charges that are recorded in total cost of sales. Abbott reclassified the Special Charges to the Research and development (R&D) line or the SG&A line, as applicable, to conform to Abbott's presentation.

              St. Jude Medical includes changes in the fair value of contingent consideration related to business acquisitions in the SG&A line. Abbott reclassified the income resulting from such fair value changes to Other (income) expense, net to conform to its presentation.

              St. Jude Medical includes all stock-based compensation and retention bonus expenses related to its acquisition of Thoratec in the SG&A line. Abbott reclassified the portion related to R&D employees to the R&D line to conform to its presentation.

              On October 8, 2015 St. Jude Medical acquired Thoratec Corporation (Thoratec), a provider of proprietary medical devices used for mechanical circulatory support in the treatment of heart failure patients, for $63.50 per share in cash. The total consideration transferred for Thoratec was approximately $3.5 billion in cash. From October 8, 2015 onward, St. Jude Medical's consolidated financial statements reflect the assets, liabilities, operating results and cash flows of Thoratec, and St. Jude Medical's historical consolidated statement of earnings for the year ended January 2, 2016 reflects three months of Thoratec operations. As the Thoratec acquisition was completed prior to October 1, 2016, balances related to Thoratec are included in the column entitled "St. Jude Medical" in the unaudited pro forma condensed combined balance sheet.

              At the close of the Thoratec acquisition, St. Jude Medical performed the significance tests prescribed under SEC Regulation S-X Rule 3-05 and filed pro forma financial information related to the Thoratec acquisition. The Thoratec acquisition does not meet the significance tests prescribed under SEC Regulation S-X Rule 3-05 for Abbott. Therefore, no additional pro forma adjustments have been included related to the Thoratec acquisition.

Note 4—Estimated Merger Consideration and Allocation

              The estimated merger consideration is approximately $23.9 billion based on Abbott's closing share price of $40.61 on November 10, 2016. The value of the merger consideration will fluctuate based upon changes in the price of Abbott's shares and the number of St. Jude Medical shares and equity-based awards outstanding on the closing date.

Note 4—Estimated Merger Consideration and Allocation (Continued)

              The following table summarizes the components of the estimated merger consideration reflected in the unaudited pro forma condensed combined financial information (in millions of dollars and shares, except for per share amounts and the exchange ratio):

Estimated St. Jude Medical shares*	291
Cash consideration (per St. Jude Medical share)	$46.75

Estimated cash portion of purchase price	$13,626
Estimated St. Jude Medical shares*	291
Exchange ratio (per St. Jude Medical share)	0.8708

Estimated total Abbott common shares to be issued	254
Abbott share price**	$40.61

Estimated equity portion of purchase price	$10,307
Total estimated consideration to be paid	$23,933

*
Represents St. Jude Medical shares outstanding as of October 1, 2016, plus an estimate of vested restricted stock units, conversion of vested options and shares expected to be purchased under the employee stock purchase plan.

**
Represents Abbott's share price as of November 10, 2016. The final purchase price per share and corresponding total consideration will be determined on the date of closing.

              The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Abbott in the transaction, reconciled to the estimate of the consideration to be transferred:

Amounts as of Acquisition Date
(in millions)
Net book value of net assets acquired	$4,486
Adjusted for:
Elimination of existing goodwill and intangible assets	(7,786)

Adjusted book value of net assets acquired	(3,300)
Adjustments to:
Inventory	698
Property, plant and equipment(a)	—
Identifiable intangible assets	17,500
Deferred revenue	26
Debt	(112)
Taxes	(3,924)
Goodwill	13,045

Estimate of consideration expected to be transferred	$23,933

(a)
At the close of the transaction, property, plant and equipment are required to be measured at fair value. Abbott does not have sufficient information at this time as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in-progress included in St. Jude Medical's balance sheet. All of these elements can cause differences between the fair value and the net book value of these assets. Abbott does not believe it has sufficient information at this time to provide an estimate of fair value or the associated adjustments to depreciation.

Note 4—Estimated Merger Consideration and Allocation (Continued)

              The value of the purchase consideration and resulting goodwill may change based on fluctuations in Abbott's share price and the number of St. Jude Medical shares outstanding on the closing date. The fair value of the equity securities issued as part of the consideration transferred will be measured on the closing date. A 10% fluctuation in the market price of Abbott shares would affect the value of the consideration with a corresponding change to goodwill related to the transaction, as illustrated in the table below (in millions except for per share data):

Change in stock price	Stock Price	Estimated Consideration	Estimated Goodwill
10% increase in share price	$44.67	$24,975	$14,087
10% decrease in share price	$36.55	$22,889	$12,001

Note 5—Pro Forma Adjustments

              All of the adjustments in the column under the heading "Pro Forma Adjustments" relate to the St. Jude Medical transaction.

              Adjustments included in the column under the heading "Pro Forma Adjustments" in the unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2015 and for the nine months ended September 30, 2016 represent the following:

Notes to the unaudited pro forma condensed combined Statements of Earnings for the year ended December 31, 2015 and the nine months ended September 30, 2016

(a)
Represents estimated amortization expense related to the pro forma adjustment to definite-lived intangible assets discussed in Note 5(g). Using the assets' estimated weighted average useful life of approximately 10 years, pro forma amortization has been estimated on a preliminary basis as follows:

	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
	(in millions)
Estimated amortization for acquired definite-lived intangible assets	$1,020	$1,360
Historical St. Jude Medical definite-lived intangible amortization expense	(139)	(116)

Pro forma adjustment	$881	$1,244

(b)
Represents incremental interest expense on the debt to be issued in connection with the transaction, including amortization of the debt issuance costs over the weighted average life of the debt to be issued as well as the amortization of the fair value adjustment to the existing St. Jude Medical debt that will remain outstanding after the close of the transaction. Abbott anticipates funding the cash portion of the acquisition through a combination of cash on hand and approximately $11.7 billion of new debt with an effective average annual interest rate of 3.75%.

Note 5—Pro Forma Adjustments (Continued)

(c)
Represents an estimate of the tax impacts of the acquisition on the statement of earnings, primarily related to the estimated fair value adjustments for acquired intangible assets and existing St. Jude Medical debt that will remain outstanding after the close of the transaction as well as the incremental interest expense related to the debt to be issued in conjunction with the transaction. The taxes associated with these estimated adjustments reflect the estimated blend of the statutory rate in various jurisdictions where the adjustments are expected to be incurred. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be different than Abbott's historical effective tax rate (either higher or lower) depending on various factors including post-acquisition activities and the geographical mix of income.

(d)
Represents transaction costs related to the acquisition, including bankers' fees and bridge facility costs, incurred during the nine months ended September 30, 2016. Such costs are considered to be non-recurring in nature and therefore, have been excluded from the unaudited pro forma condensed combined statement of income.

Notes to the unaudited pro forma condensed combined Balance Sheet for the nine months ended September 30, 2016

(e)
Reflects the use of cash on hand to fund a portion of the cash consideration and the merger-related transaction costs. The transaction costs are non-recurring charges and have been excluded from the unaudited pro forma condensed combined statements of earnings.

(f)
Reflects the increase to St. Jude Medical's inventory to record inventory at estimated fair value. This estimated step-up in inventory is preliminary and is subject to change based upon Abbott's final determination of the fair value of the inventory at the close of the transaction. This step-up will be expensed as the acquired inventory is sold, which is projected to occur within the first year after the close of the transaction. As this item will have no continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statement of earnings.

(g)
Reflects the incremental amount needed to record the estimated fair value of the acquired intangible assets. The estimated fair value of the identifiable intangible assets to be acquired consists of the following:

As of September 30, 2016
(in millions)
Definite-lived intangible assets	$12,800
In process research and development assets	4,700

Estimated fair value of identified intangible assets	17,500
Historical St. Jude Medical intangible assets	(2,108)

Pro forma adjustment	$15,392

              Currently, Abbott does not have sufficient information regarding the projected amounts and the timing of the cash flows associated with the intangible assets to be acquired to finalize the determination of the fair value of these assets. Some of the more significant assumptions inherent in the development of estimates of the fair value of intangible assets, from the perspective of a market participant, include the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements); the discount rate selected to measure the inherent risk of future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset.

Note 5—Pro Forma Adjustments (Continued)

(h)
Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

As of September 30, 2016
(in millions)
Elimination of St. Jude Medical's historical goodwill	$(5,678)
Estimated goodwill related to this transaction	13,045

Pro forma adjustment	$7,367

(i)
Represents the reclassification of deferred taxes to reflect the jurisdictional netting of the combined company.

(j)
Abbott expects to refinance certain St. Jude Medical short-term borrowings and current debt with long-term debt financing based on the assumption that Abbott has the intent and ability to obtain long-term debt financing.

(k)
Represents short-term borrowing in conjunction with this transaction. Abbott expects to repay this borrowing within 90 days of the close of the transaction with existing cash and cash from operations.

(l)
Represents the estimated fair value adjustment of St. Jude Medical's deferred revenue balance.

(m)
Represents the estimated fair value adjustment of St. Jude Medical's existing debt that will remain outstanding after the close of the transaction.

(n)
Reflects the incremental increase in long-term debt, which excludes the existing St. Jude Medical debt that will be refinanced.

(o)
Reflects financing-related transaction fees expected to be incurred and that will be capitalized as debt issuance costs.

(p)
Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma adjustments to the assets and liabilities to be acquired. The estimated blended statutory tax rate was applied, as appropriate, to each adjustment. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon the final determination of the fair value of the assets acquired and the liabilities assumed by jurisdiction.

(q)
Reflects the deferred tax liability for St. Jude Medical's unremitted foreign earnings that will be repatriated. Represents the application of a 35% tax rate to St. Jude Medical's cumulative unremitted foreign earnings through September 30, 2016, net of related tax reserve adjustments.

(r)
Represents the elimination of St. Jude Medical's historical common stock, additional paid-in capital, accumulated other comprehensive loss and accumulated earnings.

(s)
Represents the acquisition date value of the Abbott shares to be issued to St. Jude Medical shareholders as illustrated in Note 4, inclusive of Abbott equity awards issued to replace St. Jude Medical unvested awards.

Note 5—Pro Forma Adjustments (Continued)

(t)
Represents estimated transaction fees including investment bankers, legal fees, bridge financing fees and carrying costs of the debt prior to close of the transaction to be incurred by Abbott directly related to the transaction, net of taxes.

              The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the basic and diluted weighted-average number of shares projected to be outstanding after taking into account the shares to be issued as a part of this transaction.

              The unaudited pro forma condensed combined financial statements do not reflect the anticipated realization of annual pre-tax synergies from the St. Jude Medical Acquisition of approximately $500 million by 2020, which includes both sales and operational benefits. Although Abbott expects that synergies will result from the St. Jude Medical Acquisition, there can be no assurance that these synergies will be achieved.

              The combined company may have a tax rate that differs from the historical effective tax rates and the statutory rates reflected in these unaudited pro forma condensed combined financial statements.

USE OF PROCEEDS

              We estimate the net proceeds to us from the sale of the notes will be approximately $14,925,572,593, after deducting underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds from the offering of the notes, together with cash on hand, to fund the cash consideration payable by us for the St. Jude Medical Acquisition and to pay related expenses and for general corporate purposes, which may include, without limitation, the repayment of indebtedness or the funding of other acquisitions.

 RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,
Nine Months Ended Sept. 30, 2016
	2015	2014	2013	2012	2011
2.5	13.1	11.1	9.2	0.5	2.5

              For the purpose of calculating the ratio of earnings to fixed charges, (i) earnings from continuing operations have been calculated by adjusting earnings from continuing operations for taxes on earnings from continuing operations; interest expense; amortization of capitalized interest, net of capitalized interest; noncontrolling interest; and the portion of rentals representative of the interest factor, (ii) Abbott considers one-third of rental expense to be the amount representing return on capital and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.

 CAPITALIZATION

              The following table sets forth, as of September 30, 2016, Abbott's consolidated capitalization (i) on an actual basis; (ii) as adjusted to give effect to the issuance of the notes and (iii) as adjusted to give effect to the issuance of the notes and the consummation of the St. Jude Medical Acquisition. See the section entitled "Use of Proceeds." You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus and the pro forma financial information included in this prospectus supplement.

	Actual	As Adjusted For the Offering	As Adjusted For the Offering and the St. Jude Medical Acquisition
	(In Millions)
Long-Term Debt:
5.125% Notes, due 2019	$947	$947	947
4.125% Notes, due 2020	597	597	597
2.00% Notes, due 2020	750	750	750
2.55% Notes, due 2022	750	750	750
2.95% Notes, due 2025	1,000	1,000	1,000
6.15% Notes, due 2037	547	547	547
6.0% Notes, due 2039	515	515	515
5.3% Notes, due 2040	694	694	694
Other, including fair market value adjustments relating to interest rate hedge contracts designated as fair value hedges	175	175	175
2.00% Notes, due 2018	—	—	497
2.350% Notes, due 2019, offered hereby	—	2,850	2,850
2.80% Notes, due 2020	—	—	497
2.900% Notes, due 2021, offered hereby	—	2,850	2,850
3.25% Notes, due 2023	—	—	893
3.400% Notes, due 2023, offered hereby	—	1,500	1,500
3.875% Notes, due 2025	—	—	495
3.750% Notes, due 2026, offered hereby	—	3,000	3,000
4.750% Notes, due 2036, offered hereby	—	1,650	1,650
4.75% Notes, due 2043	—	—	689
4.900% Notes, due 2046, offered hereby	—	3,250	3,250
Term loan due 2020	—	—	2,206

Total long-term debt	5,975	21,075	26,352
Total shareholders' investment	20,896	20,896	20,896

Total capitalization	$26,871	$41,971	$47,248

DESCRIPTION OF NOTES

              The following summary of the particular terms of the notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities contained in the accompanying prospectus, to which description reference is made by this prospectus supplement. The summary herein and in the accompanying prospectus of certain provisions of the indenture (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the base indenture (as defined below), which has been filed as an exhibit to the current report on Form 8-K filed by the Company on March 10, 2015. You should read the indenture for a complete statement of the provisions described in this prospectus supplement and the accompanying prospectus and other provisions that may be important to you. In this section of this prospectus supplement, references to "Abbott," "we," "our," "us" and the "Company" are to Abbott Laboratories (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture.

General

              Abbott will issue the notes as six separate series of debt securities under that certain indenture, dated as of March 10, 2015 (the "base indenture"), between Abbott and U.S. Bank National Association, as trustee (the "trustee"), with certain terms being set forth in an officers' certificate (together with the base indenture, the "indenture").

              The notes will be Abbott's unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of Abbott's other unsecured and unsubordinated debt obligations from time to time outstanding.

Title

              The title of each series of notes will be the 2.350% Notes due 2019, the 2.900% Notes due 2021, the 3.400% Notes due 2023, the 3.750% Notes due 2026, the 4.750% Notes due 2036 and the 4.900% Notes due 2046.

Total Initial Principal Amount

              The 2019 Notes will initially be limited to $2,850,000,000 aggregate principal amount.

              The 2021 Notes will initially be limited to $2,850,000,000 aggregate principal amount.

              The 2023 Notes will initially be limited to $1,500,000,000 aggregate principal amount.

              The 2026 Notes will initially be limited to $3,000,000,000 aggregate principal amount.

              The 2036 Notes will initially be limited to $1,650,000,000 aggregate principal amount.

              The 2046 Notes will initially be limited to $3,250,000,000 aggregate principal amount.

              Abbott may from time to time, without notice to or the consent of the holders of the notes, issue additional series of debt securities under the indenture or additional notes of a series of notes.

              Additional notes may be consolidated and form a single series with an existing series of the notes and have the same terms as to status, redemption or otherwise as such series of notes (except for the issue date, the public offering price and the first payment of interest thereon), provided, however, that if such additional notes are not fungible with the notes of the applicable series for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. For purposes of this description, any reference to notes of a series shall include any notes of the same series issued after the closing of this offering.

Maturity of Notes

              The 2019 Notes will mature on November 22, 2019.

              The 2021 Notes will mature on November 30, 2021.

              The 2023 Notes will mature on November 30, 2023.

              The 2026 Notes will mature on November 30, 2026.

              The 2036 Notes will mature on November 30, 2036.

              The 2046 Notes will mature on November 30, 2046.

Interest Rate on Notes

              The interest rate on the 2019 Notes is 2.350% per year, computed on the basis of a 360-day year of twelve 30-day months.

              The interest rate on the 2021 Notes is 2.900% per year, computed on the basis of a 360-day year of twelve 30-day months.

              The interest rate on the 2023 Notes is 3.400% per year, computed on the basis of a 360-day year of twelve 30-day months.

              The interest rate on the 2026 Notes is 3.750% per year, computed on the basis of a 360-day year of twelve 30-day months.

              The interest rate on the 2036 Notes is 4.750% per year, computed on the basis of a 360-day year of twelve 30-day months.

              The interest rate on the 2046 Notes is 4.900% per year, computed on the basis of a 360-day year of twelve 30-day months.

Date Interest Begins to Accrue on Notes

              Interest will begin to accrue on the 2019 Notes on November 22, 2016.

              Interest will begin to accrue on the 2021 Notes on November 22, 2016.

              Interest will begin to accrue on the 2023 Notes on November 22, 2016.

              Interest will begin to accrue on the 2026 Notes on November 22, 2016.

              Interest will begin to accrue on the 2036 Notes on November 22, 2016.

              Interest will begin to accrue on the 2046 Notes on November 22, 2016.

Interest Payment Dates

              Abbott will pay interest on the 2019 Notes semi-annually in arrears on May 22 and November 22 in each year and interest on the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes semi-annually in arrears on May 30 and November 30 in each year (each, an "interest payment date"), commencing on May 22, 2017 in the case of the 2019 Notes, and May 30, 2017, in the case of the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes. Interest payable on each interest payment date will include interest accrued from November 22, 2016 or from the most recent interest payment date to which interest has been paid or duly provided for.

              If the date on which a payment of interest or principal on the notes is scheduled to be paid is not a Business Day (as defined below), then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.

              "Business Day," when used with respect to any Place of Payment (as defined below), means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment are authorized or obligated by law or executive order to close.

              "Place of Payment," when used with respect to the notes of any series, means the place or places where the principal of and any premium and interest on the notes of that series are payable.

Regular Record Dates for Interest

              Abbott will pay interest payable on any interest payment date to the person in whose name a note (or any predecessor note) is registered at the close of business on (i) in the case of the 2019 Notes, the May 7 or November 7, as the case may be, next preceding such interest payment date or (ii) in the case of the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, the May 15 and November 15, as the case may be, next preceding such interest payment date.

Paying Agent

              The trustee will initially be the securities registrar and paying agent. Abbott may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Redemption of the Notes

Optional Redemption

              Abbott may redeem each series of the notes, at any time at its option, in whole or from time to time in part, at a redemption price equal to the sum of:

  •
  the greater of (the "Applicable Premium"):

  1.
  100% of the principal amount of the notes being redeemed, or

  2.
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 20 basis points, in the case of the 2019 Notes, 20 basis points, in the case of the 2021 Notes, 25 basis points, in the case of the 2023 Notes, 25 basis points, in the case of the 2026 Notes, 30 basis points, in the case of the 2036 Notes, and 30 basis points, in the case of the 2046 Notes.

  •
  plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed.

              Notwithstanding the foregoing, if the 2021 Notes are redeemed on or after October 30, 2021 (one month prior to the maturity date of the 2021 Notes), the 2023 Notes are redeemed on or after September 30, 2023 (two months prior to the maturity date of the 2023 Notes), the 2026 Notes are redeemed on or after August 30, 2026 (three months prior to the maturity date of the 2026 Notes), the 2036 Notes are redeemed on or after May 30, 2036 (six months prior to the maturity date of the 2036 Notes) or the 2046 Notes are redeemed on or after May 30, 2046 (six months prior to the maturity date of the 2046 Notes), the redemption price will be 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed.

              "Treasury Yield" means, with respect to any notes being redeemed, the yield to maturity implied by (i) the yields reported as of the third Business Day prior to the redemption date, on (a) the Bloomberg Financial Markets News screen PX1 or the equivalent screen provided by Bloomberg Financial Markets News, or (b) if such on-line market data is not at that time provided by Bloomberg Financial Markets News, on the applicable pricing supplement opposite the caption "INVEST RATE" on Reuters on page USAUCTION10 or page USAUCTION11 (or any other page as may replace that page on that service), in any case for actively traded U.S. Treasury securities having a maturity equal to the remaining term of those notes as of the redemption date, or (ii) if such yields are not reported at that time or the yields reported as of that time are not ascertainable (including by way of interpolation), the Treasury constant maturities yields reported, for the latest day for which such yields have been so reported at that time, in (a) Federal Reserve Statistical Release H.15 (519) opposite the caption "U.S. government securities/Treasury bills/secondary market" (or any comparable successor publication) or (b) if not yet published at that time, H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such yield, opposite the caption "U.S. government securities/Treasury bills/secondary market," for actively traded U.S. Treasury securities having a constant maturity equal to the remaining term of those notes as of such redemption date. Such implied yield will be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the remaining term of those notes and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the remaining term of those notes.

              If we exercise our right to redeem all or fewer than all of the notes of any series, we will mail, or deliver electronically if such notes are held by any depositary (including, without limitation, The Depository Trust Company ("DTC")) in accordance with such depositary's customary procedures, not less than 30 nor more than 60 days prior to the redemption date to each registered holder of the notes to be redeemed at its registered address a notice of optional redemption, which will specify the redemption date, the place or places where such notes are to be surrendered for payment of the redemption price and the redemption price. The trustee will not be responsible for calculating the redemption price.

              In connection with any optional redemption, if any note is to be redeemed in part only, the notice of optional redemption will state the portion of the principal amount of the note to be redeemed, and upon surrender of the note, a note or notes of the same series will be issued in principal amount equal to the unredeemed portion. In connection with any optional redemption, if less than all of the notes of any series are to be redeemed, the trustee will select the numbers of notes of such series to be redeemed in part by random lot, or, if the notes to be redeemed are represented by global securities, the notes of such series to be redeemed will be selected by DTC in accordance with its applicable procedures. We understand that in connection with any optional redemption, if we redeem only some of the notes of any series, DTC's practice is to choose by lot the amount to be redeemed from the notes of such series held by each of its participating institutions. We understand that DTC will give notice to these participants, and these participants will give notice to any "street name" holders of any beneficial interests in the notes of such series according to arrangements among them. We understand that these notices may be subject to statutory or regulatory requirements.

              If we deliver a notice of optional redemption in accordance with the indenture, the notes or portions of notes with respect to the notice will become due and payable on the date and at the place or places where such notes are to be surrendered for payment of the redemption price stated in such notice at the applicable redemption price, together with interest, if any, accrued to, but excluding, the date fixed for redemption, and on and after such date (unless we are in default in the payment of the notes at the redemption price, together with interest, if any, accrued to, but excluding, such date) interest on the notes or portions of notes called for redemption will cease to accrue.

              Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the applicable redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the indenture.

Special Mandatory Redemption

              If (x) the consummation of the St. Jude Medical Acquisition does not occur on or before December 31, 2017 (the "Extended Termination Date") or (y) Abbott notifies the trustee that Abbott will not pursue the consummation of the St. Jude Medical Acquisition (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the "Special Mandatory Redemption Trigger Date"), Abbott will be required to redeem the 2019 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, in each case, then outstanding (such redemption, the "Special Mandatory Redemption") at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (the "Special Mandatory Redemption Price"). The 2021 Notes are not subject to the Special Mandatory Redemption.

              In the event that Abbott becomes obligated to redeem notes pursuant to the Special Mandatory Redemption, Abbott will promptly, and in any event not more than ten Business Days after the Special Mandatory Redemption Trigger Date, deliver notice to the trustee of the Special Mandatory Redemption and the date upon which such notes will be redeemed (the "Special Mandatory Redemption Date," which date shall be no later than the third Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of notes to be redeemed. The trustee will then promptly mail, or deliver electronically if such notes are held by any depositary (including, without limitation, DTC) in accordance with such depositary's customary procedures, such notice of Special Mandatory Redemption to each registered holder of notes to be redeemed at its registered address. Unless Abbott defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the notes to be redeemed.

              "St. Jude Medical" means St. Jude Medical, Inc., a Minnesota corporation, and its successors.

              "St. Jude Medical Acquisition" means the acquisition of St. Jude Medical by Abbott pursuant to the St. Jude Medical Transaction Agreement.

              "St. Jude Medical Transaction Agreement" means that certain Agreement and Plan of Merger, dated as of April 27, 2016, by and among Abbott, St. Jude Medical, Vault Merger Sub, Inc. and Vault Merger Sub, LLC, as amended, supplemented, restated or otherwise modified from time to time.

              Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the Special Mandatory Redemption Date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the indenture.

General

              We will not be responsible for giving notice of redemption (including notice of any special mandatory redemption) of the notes to anyone other than trustee.

Sinking Fund

              The notes will not have the benefit of any sinking fund.

Certain Covenants of the Company

              The covenants set forth in Article X of the base indenture apply to the notes.

Defeasance; Satisfaction and Discharge

              The notes are subject to Abbott's ability to choose "defeasance" and "covenant defeasance" as provided in Article XIII of the base indenture, and are subject to satisfaction and discharge as provided in Article IV of the base indenture; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the redemption date were the date of such notice of redemption), with any deficit as of the redemption date only required to be deposited with the trustee on or prior to the redemption date.

BOOK-ENTRY, DELIVERY AND FORM

              In this section of this prospectus supplement, references to "Abbott," "we," "our," "us" and the "Company" are to Abbott Laboratories (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture.

Trading in DTC

              Indirect holders trading their beneficial interests in the global securities through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

Definitive Securities

              A permanent global security is exchangeable for definitive notes registered in the name of any person other than the depositary or its nominee, only if:

  (a)
  such depositary notifies Abbott that it is unwilling or unable to continue as depositary for the global securities or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in each case, Abbott does not appoint a successor within 90 days;

  (b)
  in Abbott's discretion at any time, Abbott determines not to have all of the notes represented by the global securities and notifies the trustee that the global securities shall be so exchangeable; or

  (c)
  an event of default, as described in the base indenture, has occurred and is continuing with respect to the notes.

Same-Day Settlement and Payment

              The underwriters will make settlement for the notes in immediately available or same-day funds. We will pay the principal of (and premium, if any, on) and any interest on notes represented by global securities registered in the name of DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global securities. Payment of the principal of (and premium, if any, on) and any interest on any definitive note will be made at the office or agency of Abbott maintained for that purpose in Chicago, Illinois, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at Abbott's option payment of interest may be made by (i) check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) wire transfer as directed by the holder, in immediately available funds to the holder or its nominee.

              Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, so long as the notes issued in this offering are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC's Same-Day Funds Settlement System. We understand that DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds. Abbott cannot give any assurances as to the effect, if any, of settlement in same-day funds on trading activity in the notes.

Global Securities

              The information in this section concerning the operations and procedures of DTC, Clearstream (as defined below) and Euroclear (as defined below) has been obtained from sources that Abbott believes to be reliable, but neither Abbott nor the underwriters take responsibility for the accuracy thereof.

              Except as set forth above under the caption "Book-Entry, Delivery and Form—Definitive Securities," the notes will be represented by one or more global securities registered in the name of the nominee of DTC. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Abbott will only issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Abbott will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC's nominee. See "Description of Debt Securities—Book-Entry Securities" in the accompanying prospectus. Indirect access to DTC's system is also available to other entities such as Clearstream Banking, a société anonyme ("Clearstream"), the Euroclear System ("Euroclear"), and banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

              Clearstream.    We understand that:

  •
  Clearstream is incorporated under the laws of Luxembourg as a professional depositary;

  •
  Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates;

  •
  Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing;

  •
  Clearstream interfaces with domestic markets in several countries;

  •
  as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

  •
  Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters;

  •
  indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly; and

  •
  distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream.

              Euroclear.    We understand that:

  •
  Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

  •
  Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries;

  •
  Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative");

  •
  all operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative;

  •
  the Cooperative establishes policy for Euroclear on behalf of Euroclear Participants;

  •
  Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters;

  •
  indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly; and

  •
  the Euroclear Operator is regulated and examined by the Belgian Banking Commission.

              We understand that:

  •
  distributions of principal and interest with respect to notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant system's rules and procedures, to the extent received by such system's depositary;

  •
  links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading; and

  •
  DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

              We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream, as applicable, and are subject to change by them from time to time. None of Abbott, the underwriters or the trustee takes any responsibility for these operations and procedures, and you are urged to contact DTC, Clearstream, Euroclear or their respective participants to discuss these matters.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

              The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership, and disposition of notes acquired in this offering. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), U.S. Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions, and administrative interpretations of the Internal Revenue Service (the "IRS"), each as in effect as of the date of this prospectus supplement. These authorities may change, possibly on a retroactive basis, and any change could affect the accuracy of the statements and conclusions set forth herein.

              The following discussion is for general information only and does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership, and disposition of the notes. This discussion does not address the effect of any special rules applicable to certain types of persons, including, for example, dealers in securities or currencies, insurance companies, banks or other financial institutions, persons subject to the alternative minimum tax, thrifts, real estate investment trusts, regulated investment companies, tax-exempt entities, grantor trusts, U.S. persons whose functional currency is not the U.S. dollar, former citizens and residents of the United States, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, corporations treated as "personal holding companies," "controlled foreign corporations," or "passive foreign investment companies," individual retirement accounts, qualified pension plans and other tax-deferred accounts, or partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (or investors therein). In addition, this discussion is limited to investors who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 and any U.S. state or local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

              Prospective investors should consult their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

              If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding notes should consult their own tax advisors regarding the tax consequences to them of the ownership or disposition of the notes.

Certain U.S. Federal Income Tax Consequences to U.S. Holders

              As used herein, the term "U.S. holder" means a beneficial owner of a note that is:

  •
  an individual who is a citizen of the United States or who is a resident of the United States;

  •
  a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

    Taxation of interest

              It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). In such case (subject to the discussion below under the section entitled "—Additional Payments"), interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder's usual method of accounting for tax purposes. If, however, the issue price of the notes is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method (as set forth in the applicable Treasury regulations).

    Additional Payments

              In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, if the St. Jude Medical Acquisition does not occur on or before December 31, 2017 or Abbott notifies the trustee that Abbott will not pursue the consummation of the St. Jude Medical Acquisition, Abbott will be required to redeem the 2019 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, in each case, then outstanding at a redemption price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding the Special Mandatory Redemption Date. The 2021 Notes are not subject to the Special Mandatory Redemption. See the section entitled "Description of Notes—Redemption of the Notes—Special Mandatory Redemption."

              In addition, we may redeem the notes at our option at any time, and upon such a redemption we will be required to pay amounts in excess of accrued interest and principal on the notes as described under the section entitled "Description of Notes—Redemption of the Notes—Optional Redemption."

              The possibility of such payments may implicate special rules under Treasury regulations governing "contingent payment debt instruments." According to those regulations, the possibility that additional payments will be made will not affect the amount of income a U.S. holder recognizes in advance of such payments, if, as of the date the notes are issued, there is only a remote chance that such payments will be made. We have determined, and intend to take the position, that the likelihood that we will be required to or will redeem the notes under the above provisions is remote within the meaning of the applicable Treasury regulations. If any additional payments are in fact made, U.S. holders generally will be required to recognize such amounts as income.

              Our determination that these contingencies are remote is binding on a U.S. holder, unless such holder discloses it is taking a different position to the IRS in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination and the notes were treated as contingent payment debt instruments, a U.S. holder would be required, among other things, to (1) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of such U.S. holder's method of tax accounting, and (2) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption or other taxable disposition of a note. In the event that the contingencies described above were to occur, it would affect the amount and timing of the income recognized by a U.S. holder.

    Sale, exchange, or retirement of a note

              A U.S. holder will generally recognize gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued but unpaid interest on the note, which amount, to the extent not previously included in income, will be taxable as ordinary interest income as described above under "Taxation of interest," and (ii) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder.

              Any gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of such sale or other taxable disposition, the U.S. holder's holding period for the note is more than one year. The deductibility of capital losses is subject to limitations.

    Information reporting and backup withholding

              Information reporting generally will apply to payments of interest on the notes and to the proceeds from a sale or other taxable disposition of the notes to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently at a rate of 28%) generally will apply to such payments if the U.S. holder fails to furnish a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. holder's correct taxpayer identification number and complying with certain certification requirements or otherwise establish an exemption from backup withholding.

              Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such U.S. holder to a refund provided such U.S. holder furnishes the required information to the IRS in a timely manner.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders

              The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified as, or owns such note through, a partnership for U.S. federal income tax purposes and who is not a U.S. holder (a "non-U.S. holder"). In the case of a non-U.S. holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen and was not formerly a resident of the United States for U.S. federal income tax purposes.

    Taxation of interest

              Subject to the discussions of backup withholding and FATCA withholding rules below, payments of interest on a note to any non-U.S. holder will not generally be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the non-U.S. holder and the non-U.S. holder is not:

  •
  an actual or constructive owner of 10% or more of the total combined voting power of all our voting shares;

  •
  a controlled foreign corporation related, directly or indirectly, to us through share ownership;

  •
  a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; or

  •
  receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

              In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or Form W-8BEN-E, or the appropriate successor form for either) under penalties of perjury that provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is not a U.S. person. In a case where a security clearing organization, bank, or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or substitute Form W-8BEN or the appropriate successor form for either) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates, and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may have to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

              A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

              If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, in the case of certain applicable tax treaties, are attributable to a permanent establishment or fixed base maintained in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

              Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

    Sale, exchange, or disposition of a note

              Subject to the discussions of backup withholding and FATCA withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, retirement, or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained in the United States); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

              Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, although such proceeds generally are not subject to withholding tax.

    Information reporting and backup withholding

              Any payments of interest to a non-U.S. holder will generally be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

              Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the non-U.S. holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

              The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes (except to the extent attributable to accrued but unpaid interest) by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person (except to the extent attributable to accrued but unpaid interest), the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability provided such non-U.S. holder furnishes the required information to the IRS in a timely manner.

    Foreign Account Tax Compliance Act

              Sections 1471 to 1474 of the Internal Revenue Code and Treasury regulations thereunder (provisions commonly referred to as "FATCA") impose a U.S. federal withholding tax of 30% on certain payments (including principal) on, and the gross proceeds from the sale, exchange, retirement or other disposition of, obligations that produce U.S. source interest to "foreign financial institutions" and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements. The obligation to withhold under FATCA applies to (i) payments of U.S. source interest and (ii) on or after January 1, 2019, gross proceeds from the disposition of, and payments of principal on, obligations that produce U.S. source interest.

              Because the notes will produce U.S. source interest, payments on, and the gross proceeds from the sale or other disposition of, notes held by or through certain foreign entities could be, or become, subject to the FATCA withholding tax. Prospective investors should consult their own tax advisors on how these rules may apply to their investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, we will not be under any obligation to compensate for the withheld amount.

              PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES.

UNDERWRITING

              We are offering the notes described in this prospectus supplement through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Morgan Stanley & Co. LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of notes listed next to its name in the following table:

Underwriters	Principal Amount of Notes due 2019	Principal Amount of Notes due 2021	Principal Amount of Notes due 2023	Principal Amount of Notes due 2026	Principal Amount of Notes due 2036	Principal Amount of Notes due 2046
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$627,000,000	$627,000,000	$330,000,000	$660,000,000	$363,000,000	$715,000,000
Barclays Capital Inc.	513,000,000	513,000,000	270,000,000	540,000,000	297,000,000	585,000,000
Morgan Stanley & Co. LLC	513,000,000	513,000,000	270,000,000	540,000,000	297,000,000	585,000,000
BNP Paribas Securities Corp.	156,750,000	156,750,000	82,500,000	165,000,000	90,750,000	178,750,000
MUFG Securities Americas Inc.	156,750,000	156,750,000	82,500,000	165,000,000	90,750,000	178,750,000
Citigroup Global Markets Inc.	156,750,000	156,750,000	82,500,000	165,000,000	90,750,000	178,750,000
Deutsche Bank Securities Inc.	156,750,000	156,750,000	82,500,000	165,000,000	90,750,000	178,750,000
SG Americas Securities, LLC	156,750,000	156,750,000	82,500,000	165,000,000	90,750,000	178,750,000
Santander Investment Securities Inc.	85,500,000	85,500,000	45,000,000	90,000,000	49,500,000	97,500,000
HSBC Securities (USA) Inc.	85,500,000	85,500,000	45,000,000	90,000,000	49,500,000	97,500,000
Standard Chartered Bank	85,500,000	85,500,000	45,000,000	90,000,000	49,500,000	97,500,000
Goldman, Sachs & Co.	18,525,000	18,525,000	9,750,000	19,500,000	10,725,000	21,125,000
BBVA Securities Inc.	17,100,000	17,100,000	9,000,000	18,000,000	9,900,000	19,500,000
ING Financial Markets LLC	17,100,000	17,100,000	9,000,000	18,000,000	9,900,000	19,500,000
Mizuho Securities USA Inc.	17,100,000	17,100,000	9,000,000	18,000,000	9,900,000	19,500,000
RBC Capital Markets, LLC	17,100,000	17,100,000	9,000,000	18,000,000	9,900,000	19,500,000
U.S. Bancorp Investments, Inc.	17,100,000	17,100,000	9,000,000	18,000,000	9,900,000	19,500,000
The Williams Capital Group, L.P.	52,725,000	52,725,000	27,750,000	55,500,000	30,525,000	60,125,000

Total	$2,850,000,000	$2,850,000,000	$1,500,000,000	$3,000,000,000	$1,650,000,000	$3,250,000,000

              The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

              The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering prices set forth on the cover page of this prospectus supplement, and to certain dealers at such prices less concessions not in excess of 0.150% of the principal amount of the 2019 Notes, 0.200% of the principal amount of the 2021 Notes, 0.250% of the principal amount of the 2023 Notes, 0.250% of the principal amount of the 2026 Notes, 0.500% of the principal amount of the 2036 Notes and 0.500% of the principal amount of the 2046 Notes. The underwriters may allow, and such dealers may reallow, concessions not in excess of 0.100% of the principal amount of the 2019 Notes, 0.150% of the principal amount of the 2021 Notes, 0.150% of the principal amount of the 2023 Notes, 0.200% of the principal amount of the 2026 Notes, 0.350% of the principal amount of the 2036 Notes and 0.350% of the principal amount of the 2046 Notes to certain other dealers. After the public offering of the notes, the public offering prices and other selling terms may be changed.

              The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. Abbott estimates that it will spend approximately $21,852,407 for printing, registration fees, rating agency fees and other expenses (other than estimated discounts of the underwriters) related to the offering of the notes. Certain of the underwriters have agreed to reimburse certain of our expenses in connection with this offering.

              We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

              The notes are new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes of each series after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

              In connection with the offering of the notes, the representatives may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the notes. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Merrill Lynch, Pierce, Fenner & Smith Incorporated has served as our financial advisor in connection with the St. Jude Medical Acquisition and the underwriters or their respective affiliates have agreed to provide a $17.2 billion senior unsecured bridge facility in connection with the St. Jude Medical Acquisition. Such facility is comprised of two tranches: (i) a $15.2 billion, 364-day unsecured bridge term loan tranche and (ii) a $2.0 billion, 120-day unsecured bridge term loan tranche. The underwriters or their respective affiliates have also agreed to provide a $9.0 billion, 364-day unsecured bridge term loan facility in conjunction with the Alere Acquisition. In addition, the underwriters or their affiliates are participants in our $5.0 billion revolving credit facility and certain of the underwriters or their affiliates are dealers in our commercial paper program.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

              Neither (i) Standard Chartered Bank nor (ii) certain of the underwriters that are not registered broker dealers will effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling Restrictions

    Canada

              The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

    European Economic Area

              In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)
to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of any notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

    United Kingdom

              Each underwriter has represented and agreed, that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

    Hong Kong

              The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

    Singapore

              This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

    Japan

              The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

              Certain legal matters in connection with the offering of the notes will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

              The consolidated financial statements and the related financial statement schedule incorporated herein by reference from Abbott's Annual Report (Form 10-K) at December 31, 2015 and for the two years then ended, and the effectiveness of Abbott's internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports, incorporated herein by reference. Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

              The consolidated financial statements and the related financial statement schedule for the year ended December 31, 2013 incorporated in this prospectus supplement by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph regarding the retrospective adjustment to reflect the developed markets branded generics pharmaceuticals and the animal health businesses as discontinued operations and the distribution of the shares of AbbVie Inc. to Abbott's shareholders), which are incorporated herein by reference. Such consolidated financial statements and the related financial statement schedule have been incorporated herein by reference in reliance upon the reports given upon the authority of such firm as experts in accounting and auditing.

              The consolidated financial statements of St. Jude Medical, Inc. included in Abbott Laboratories Current Report on Form 8-K dated November 16, 2016, and the effectiveness of St. Jude Medical, Inc.'s internal control over financial reporting as of January 2, 2016 (excluding the internal control over financial reporting of the acquired Thoratec Corporation excluded from the scope of management's assessment), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of St. Jude Medical, Inc.'s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the acquired Thoratec Corporation from the scope of such firm's audit of internal control over financial reporting, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              Abbott files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Abbott files at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Abbott also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Abbott files with the SEC, including any of the documents filed with the SEC and incorporated herein by reference, by going to Abbott's website at www.abbott.com or by contacting Abbott's Investor Relations Department at 100 Abbott Park Road, Abbott Park, IL 60064-6400, Attention: Investor Relations, or by telephone at (224) 667-8945. The website address of Abbott is provided as an inactive textual reference only. The information provided on the Internet website of Abbott, other than copies of the documents listed below that have been filed with the SEC, is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

              Statements contained in this prospectus supplement, or in any document incorporated by reference into this prospectus supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Abbott to "incorporate by reference" into this prospectus supplement documents that Abbott files with the SEC including certain information required to be included in this prospectus supplement. This means that Abbott can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is considered to be a part of this prospectus supplement, and later information that Abbott files with the SEC will automatically update and supersede that information. Abbott incorporates by reference the documents and information filed with the SEC listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016;

  •
  Current Reports on Form 8-K filed with the SEC on February 2, 2016, April 28, 2016, May 4, 2016, July 12, 2016, September 16, 2016, October 24, 2016, November 16, 2016 and November 17, 2016; and

  •
  The information in the Definitive Proxy Statement for Abbott's 2016 annual meeting filed with the SEC on March 18, 2016 that is incorporated by reference into Abbott's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

              Notwithstanding the foregoing, information furnished by Abbott on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed "filed" for purposes of the Exchange Act will not be deemed to be incorporated by reference into this prospectus supplement.

              Abbott also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and before Abbott has terminated the offering. Abbott's subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.

              We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

PROSPECTUS

Abbott Laboratories

Debt Securities

        By this prospectus, Abbott may offer from time to time debt securities.

        Abbott will provide you with the specific terms and the public offering prices of these debt securities in one or more supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        Investing in our debt securities involves a number of risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference.

        Neither the Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 5, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Abbott filed with the Commission under the "shelf registration" process. Under this shelf registration process, Abbott may, from time to time, sell debt securities under this prospectus. This prospectus provides you with a general description of the debt securities Abbott may offer. Each time Abbott sells debt securities, Abbott will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        As used in this prospectus, "Abbott" refers to Abbott Laboratories, an Illinois corporation, or Abbott Laboratories and its consolidated subsidiaries, as the context requires.

ABBOTT LABORATORIES

        Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products. Abbott's products are generally sold directly to retailers, wholesalers, hospitals, health care facilities, laboratories, physicians' offices and government agencies throughout the world.

        Abbott has four reportable segments: Established Pharmaceutical Products, Diagnostic Products, Nutritional Products, and Vascular Products.

        Prior to January 1, 2013, Abbott had five reportable segments, which included Proprietary Pharmaceutical Products. On January 1, 2013, Abbott completed the separation of its research-based proprietary pharmaceuticals business through the distribution of the issued and outstanding common stock of AbbVie Inc. ("AbbVie") to Abbott's shareholders. AbbVie was formed to hold Abbott's research-based proprietary pharmaceuticals business and, as a result of the distribution, became an independent public company trading under the symbol "ABBV" on the New York Stock Exchange.

        On September 26, 2014, Abbott completed its acquisition of approximately 99.9% of the ordinary shares of CFR Pharmaceuticals, S.A., a Latin American pharmaceutical company, for approximately $2.9 billion, in cash.

        On February 27, 2015, Abbott completed the sale of its developed markets branded generics pharmaceuticals business, which was previously included in the Established Pharmaceutical Products segment, to Mylan Inc. for 110 million shares of Mylan N.V., a newly formed entity that combined Mylan's existing business with Abbott's developed markets branded generics pharmaceuticals business. Abbott retained the branded generics pharmaceuticals business and products of its Established Pharmaceutical Products segment in emerging markets.

        Established Pharmaceutical Products—International sales of a broad line of branded generic pharmaceutical products.

        Diagnostic Products—Worldwide sales of diagnostic systems and tests for blood banks, hospitals, commercial laboratories and alternate-care testing sites. For segment reporting purposes, the Core Laboratories Diagnostics, Molecular Diagnostics, Point of Care and Ibis Diagnostics divisions are aggregated and reported as the Diagnostic Products segment.

        Nutritional Products—Worldwide sales of a broad line of adult and pediatric nutritional products.

        Vascular Products—Worldwide sales of coronary, endovascular, structural heart, vessel closure and other medical device products.

        Abbott's non-reportable segments include the Diabetes Care and Medical Optics segments.

        Abbott purchases, in the ordinary course of business, raw materials and supplies essential to Abbott's operations from numerous suppliers in the United States and abroad.

        Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (224) 667-6100.

        Abbott also maintains an Internet site at www.abbott.com. Abbott's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

USE OF PROCEEDS

        Unless otherwise specified in the prospectus supplement in connection with a particular offering, Abbott will use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be issued under an indenture between Abbott and U.S. Bank National Association, as trustee. The following is a summary of the material provisions of the indenture and is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Abbott refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the form of indenture that is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, for additional information.

        The following summarizes certain general terms and provisions of the debt securities. Each time Abbott offers debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities Abbott is offering.

General

        Abbott may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The debt securities will be Abbott's unsecured and unsubordinated obligations and will rank equally and ratably with Abbott's other unsecured and unsubordinated obligations.

        Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Abbott for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but Abbott may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

        The prospectus supplement will describe the following terms of the debt securities Abbott is offering:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of the debt securities is payable;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Abbott;

  •
  the obligation, if any, of Abbott to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Abbott will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

  •
  the currency, currencies or currency units in which Abbott will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America and the manner of determining the equivalent in U.S. currency;

  •
  if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

  •
  if the principal of or any premium or interest on any debt securities is to be payable, at Abbott's election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  •
  if other than the debt securities' principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

  •
  the applicability of the provisions described in the section of this prospectus captioned, "Defeasance and Covenant Defeasance";

  •
  if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned "Book-Entry Securities," the depository Abbott appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

  •
  any other terms of the debt securities.

        Abbott may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. "Original issue discount securities" means any debt security that provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an "Event of Default."

        The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Securities

        The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, or other successor depository Abbott appoints and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

        DTC will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global securities certificate will be issued for each issue of debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC's participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of debt security certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the Commission.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to Abbott as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from Abbott or the trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee, or Abbott, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Abbott or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        A beneficial owner shall give notice to elect to have its debt securities purchased or tendered, through its participant, to tender agent, and shall effect delivery of such debt securities by causing the direct participant to transfer the participant's interest in the debt securities, on DTC's records, to tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to tender agent's DTC account.

        DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to Abbott or the trustee. Under such circumstances, in the event that a successor depository is not obtained, debt security certificates are required to be printed and delivered.

        Abbott may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Abbott believes to be reliable, but Abbott takes no responsibility for the accuracy thereof.

Certain Covenants of the Company

        Restrictions on Secured Debt.    Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Abbott or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness and that indebtedness is secured by a mortgage on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Abbott will secure, or cause its domestic subsidiary to secure, the outstanding debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured. Abbott is not required to secure the debt securities, however, if, after securing such debt securities, the aggregate amount of all such secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties (other than sale and leaseback transactions permitted pursuant to the second bullet under the heading "Restrictions on Sales and Leasebacks" below), would not exceed 15% of Abbott's consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

  •
  mortgages on property of, or on any shares of stock or debt of, any person existing at the time that person becomes a domestic subsidiary;

  •
  mortgages in favor of Abbott or any subsidiary thereof;

  •
  mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

  •
  mortgages on property, shares of stock or debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

  •
  mortgages to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such mortgage is obtained not later than 365 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

  •
  with respect to each series of debt securities, mortgages existing on the first date on which such series of debt securities is authenticated by the trustee;

  •
  mortgages incurred in connection with pollution control, industrial revenue or similar financings;

  •
  mortgages created in substitution of or as replacements for any mortgages referred to in the foregoing list, inclusive, provided that, based on a good faith determination of an officer of Abbott, the property encumbered under any such substitute or replacement mortgage is substantially similar in nature to the property encumbered by the otherwise permitted mortgage which is being replaced; and

  •
  any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive; provided, that such extension, renewal or replacement mortgage is limited to all or a part of the same property, shares of stock or debt that secured such mortgage and the debt secured by such mortgage at such time is not increased (other than by an amount equal to any related financing costs and, where an additional principal amount of debt is incurred to provide funds for the completion of a specific project that is subject to a mortgage securing the debt being extended, refinanced or renewed, by an amount equal to such additional principal amount).

        Restrictions on Sales and Leasebacks.    Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Abbott nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

  •
  Abbott or the domestic subsidiary could incur debt secured by a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

  •
  Abbott, within 180 days after the sale or transfer by Abbott or any domestic subsidiary, applies to the retirement of Abbott's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

  (1)
  the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

  (2)
  the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

        The following are the meanings of terms that are important in understanding the restrictive covenants of Abbott:

  •
  "attributable debt" means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

  •
  "consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Abbott's consolidated balance sheet contained in the latest quarterly report to Abbott's stockholders and prepared in accordance with generally accepted accounting principles. The calculation of "consolidated net assets" shall give pro forma effect to any acquisition by or disposition of assets in excess of $500,000,000 of Abbott or any of its subsidiaries that occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter.

  •
  "domestic subsidiary" means a subsidiary of Abbott that transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary that (1) is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property or (2) does not own a principal domestic property.

  •
  "mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

  •
  "person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

  •
  "principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Abbott or any of its domestic subsidiaries and having a net book value which, on the date the determination as to whether a property is a principal domestic property is being made, is in excess of 2% of Abbott's consolidated net assets, other than any such building, structure or other facility or a portion thereof which is an air or water pollution control facility financed by state or local governmental obligations or which Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer, treasurer or assistant treasurer determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted or assets owned by Abbott and its subsidiaries as an entirety.

  •
  "subsidiary" means any person which is a corporation, partnership, joint venture, limited liability company, trust or estate, and of which Abbott directly or indirectly owns or controls stock or other interests, which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of such person's board of directors, managers, trustees or equivalent. The term does not include any person that does not own a principal domestic property if Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith that Abbott's existing aggregate investments, including those of its domestic subsidiaries, in the person are not of material importance to the total business conducted, or assets owned, by Abbott or its subsidiaries, as an entirety.

Events of Default

        With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

  •
  failure to pay any interest or premium on any debt security of that series when due, continued for 30 days;

  •
  failure to pay principal of any debt security of that series when due;

  •
  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  Abbott's failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

  •
  certain events involving the bankruptcy, insolvency or reorganization of Abbott; or

  •
  any other event of default provided with respect to debt securities of that series.

        If any event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of Abbott) occurs and continues, either the trustee or the holders of at least 25 percent in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to Abbott, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. If an event of default involving an event of bankruptcy, insolvency or reorganization of Abbott occurs, the principal of all the debt securities then outstanding or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, will become immediately due and payable without any action on the part of the trustee or any holder. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

        The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

        A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default;

  •
  the holders of at least 25 percent in principal amount of the debt securities of that series have made written request to the trustee to institute such proceeding as trustee;

  •
  the trustee has not instituted proceedings within 60 days after receipt of such notice; and

  •
  the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request during the 60 day period.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on its debt securities on or after the respective due dates.

        Abbott is required to furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default.

Modification and Waiver

        Abbott and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither Abbott nor the trustee may, however, modify or amend the indenture without the consent of the holders of all debt securities affected if such action would:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or the premium payable upon redemption, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

  •
  change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity thereof, or in the case of redemption, on or after the redemption date;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

        The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by Abbott with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

        Abbott may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

  •
  the person formed by that consolidation or into which Abbott is merged or the person which acquires by conveyance or transfer, or which leases, Abbott's properties and assets substantially as an entirety is a corporation, limited liability company or partnership organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes Abbott's obligations on the debt securities under a supplemental indenture;

  •
  immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

  •
  if Abbott's properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, Abbott or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

  •
  Abbott has delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

        The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at Abbott's option, Abbott:

  •
  will be discharged from any and all obligations in respect of the debt securities of that series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

  •
  need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, "Certain Covenants of the Company," and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, "Event of Default" will no longer be an event of default, in each case, if Abbott deposits, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that Abbott designates, in accordance with the terms of the debt securities of that series.

        Abbott may establish this trust only if, among other things:

  •
  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving Abbott's bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to Abbott in respect of the deposit;

  •
  the defeasance will not cause the trustee to have any conflicting interest with respect to any other of Abbott's securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a "regulated investment company";

  •
  the defeasance will not result, in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which Abbott is a party or by which Abbott is bound; and

  •
  Abbott has delivered an opinion of counsel to the effect that the beneficial owners will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Abbott, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If Abbott fails to comply with its remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the first sentence of this section and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. Abbott will, however, remain liable for those payments.

Concerning the Trustee

        U.S. Bank National Association will serve as the trustee under the indenture. The trustee performs services for Abbott in the ordinary course of business.

 LEGAL OPINIONS

        Certain legal matters in connection with the debt securities offered hereby will be passed upon for Abbott by Mayer Brown LLP, Chicago, Illinois, and for the underwriters, dealers and agents, if any, by Davis Polk & Wardwell LLP, New York, NY. The opinions of Mayer Brown LLP and Davis Polk & Wardwell LLP may be conditioned upon, and may be subject to certain assumptions regarding, future action required to be taken by Abbott and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any debt securities. The opinions of Mayer Brown LLP and Davis Polk & Wardwell LLP with respect to debt securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this registration statement by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Abbott's internal control over financial reporting as of December 31, 2014 (excluding the internal control over financial reporting of the acquired CFR Pharmaceuticals S.A. business excluded from the scope of management's assessment), have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which as to the report on the effectiveness of Abbott's internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the acquired CFR Pharmaceuticals S.A. business from the scope of such firm's audit of internal control over financial reporting, incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedules for the years ended December 31, 2013 and 2012 incorporated in this registration statement by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and the related financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        Abbott files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document Abbott files with the Commission at the Commission's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Abbott's Commission filings are also available to the public on the Commission's web site at http://www.sec.gov. Abbott's common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange, the London Stock Exchange and the Swiss Stock Exchange, and information about Abbott also is available there.

        This prospectus is part of a registration statement that Abbott filed with the Commission. The Commission allows Abbott to "incorporate by reference" the information Abbott files with the Commission. This means that Abbott can disclose important information to you by referring you to other documents that Abbott identifies as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Abbott incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the year ended December 31, 2014.

  •
  Information from the Proxy Statement on Schedule 14A filed on March 14, 2014 that is incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

  •
  Current Report on Form 8-K filed on February 27, 2015.

Abbott also incorporates by reference any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and before Abbott has terminated the offering. Abbott's subsequent filings with the Commission will automatically update and supersede information in this prospectus.

        You may obtain a copy of these filings at no cost by writing to or telephoning Abbott at the following address and telephone number:

    Abbott Laboratories
    100 Abbott Park Road
    Abbott Park, Illinois 60064-6020
    Attention: Hubert L. Allen
    Executive Vice President, General Counsel and Secretary
    and General Counsel
    Phone: (224) 668-6856

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Abbott has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the debt securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

$15,100,000,000

Abbott Laboratories

$2,850,000,000 2.350% Notes due 2019
$2,850,000,000 2.900% Notes due 2021
$1,500,000,000 3.400% Notes due 2023
$3,000,000,000 3.750% Notes due 2026
$1,650,000,000 4.750% Notes due 2036
$3,250,000,000 4.900% Notes due 2046

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Merrill Lynch (All notes)	Barclays (All notes)	Morgan Stanley (All notes)

BNP PARIBAS (2046 Notes)	Citigroup (2021 Notes)	Deutsche Bank Securities (2023 Notes, 2026 Notes)	MUFG (2036 Notes)	SOCIETE GENERALE (2019 Notes)

Senior Co-Managers
BNP PARIBAS (2019 Notes, 2021 Notes, 2023 Notes, 2026 Notes, 2036 Notes)	Citigroup (2019 Notes, 2023 Notes, 2026 Notes, 2036 Notes, 2046 Notes)	Deutsche Bank Securities (2019 Notes, 2021 Notes, 2036 Notes, 2046 Notes)

MUFG (2019 Notes, 2021 Notes, 2023 Notes, 2026 Notes, 2046 Notes)	SOCIETE GENERALE (2021 Notes, 2023 Notes, 2026 Notes, 2036 Notes, 2046 Notes)

Co-Managers
HSBC (All Notes)	Standard Chartered Bank (All Notes)	Santander (All Notes)	Goldman, Sachs & Co. (All Notes)	The Williams Capital Group, L.P. (All Notes)
BBVA (All Notes)	ING (All Notes)	Mizuho Securities (All Notes)	RBC Capital Markets (All Notes)	US Bancorp (All Notes)

November 17, 2016